Exhibit 10.9

EIGHTH AMENDED AND RESTATED

OWENS-ILLINOIS, INC. STOCK PURCHASE AND SAVINGS PROGRAM

Established: July 1, 1969

Restated as of: January 1, 2014

EIGHTH AMENDED AND RESTATED

OWENS-ILLINOIS, INC. STOCK PURCHASE AND SAVINGS PROGRAM

WHEREAS, Owens-Illinois, Inc. (hereinafter referred to as the “Employer”) heretofore adopted the Owens-Illinois, Inc. Stock Purchase and Savings Program (hereinafter referred to as the “Plan”) for the benefit of its eligible Employees, effective as of July 1, 1969; and

WHEREAS, the Employer reserved the right to amend the Plan; and

WHEREAS, the Employer amended and restated the Plan effective January 1, 2008 in order to comply with changes permitted or required by the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), technical corrections made by the Job Creation and Worker Assistance Act of 2002 (“JCWAA”), other regulations and guidance published by the Internal Revenue Service that are effective after December 31, 2001, including final regulations issued under Section 415 of the Internal Revenue Code of 1986, as amended, (the “Code”) and to modify certain administrative provisions; and

WHEREAS, the Employer wishes to amend and restate the Plan effective January 1, 2014 in order to comply with changes permitted or required by the Pension Protection Act of 2006 (“PPA”), the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART Act”), the Worker, Retiree and Employer Recovery Act of 2008 (“WRERA Act”), other regulations and guidance published by the Internal Revenue Service, including final regulations issued under Section 401(k)(13) of the Code with respect to automatic contribution arrangements and to modify certain administrative provisions; and

WHEREAS, it is intended that the Plan is to continue to be a qualified profit sharing plan under Section 401(a) and 501(a) of the Code for the exclusive benefit of the Participants and their Beneficiaries; and

WHEREAS, it is intended that the cash or deferral arrangement forming part of the Plan is to continue to qualify under Section 401(k) of the Code;

NOW, THEREFORE, the Plan is hereby amended by restating the Plan, effective as of January 1, 2014, except where the provisions of the Plan (or the requirements of applicable law) shall otherwise specifically provide, in its entirety as follows:

ARTICLE ONE	—DEFINITIONS	1

1.1	“ACCOUNT”	1
1.2	“ADMINISTRATOR”	1
1.3	“BENEFICIARY”	1
1.4	“BREAK IN SERVICE”	1
1.5	“CODE”	1
1.6	“COMPENSATION”	1
1.7	“DISABILITY”	2
1.8	“EFFECTIVE DATE”	2
1.9	“EMPLOYEE”	2
1.10	“EMPLOYER”	2
1.11	“EMPLOYMENT DATE”	3
1.12	“FAIL-SAFE CONTRIBUTION”	3
1.13	“HIGHLY-COMPENSATED EMPLOYEE”	3
1.14	“HOUR OF SERVICE”	4
1.15	“LEASED EMPLOYEE”	5
1.16	“NONHIGHLY-COMPENSATED EMPLOYEE”	6
1.17	“NORMAL RETIREMENT DATE”	6
1.18	“PARTICIPANT”	6
1.19	“PLAN”	6
1.20	“PLAN YEAR”	6
1.21	“TRUST”	6
1.22	“TRUSTEE”	6
1.23	“VALUATION DATE”	6
1.24	“YEAR OF SERVICE” or “SERVICE”	6

ARTICLE TWO	—SERVICE DEFINITIONS AND RULES	7

2.1	YEAR OF SERVICE	7
2.2	BREAK IN SERVICE	7
2.3	LEAVE OF ABSENCE	7
2.4	SERVICE IN EXCLUDED JOB CLASSIFICATIONS OR WITH RELATED COMPANIES	8

ARTICLE THREE	—PLAN PARTICIPATION	9

3.1	PARTICIPATION	9
3.2	RE-EMPLOYMENT OF FORMER PARTICIPANT	9
3.3	TERMINATION OF ELIGIBILITY	9
3.4	COMPLIANCE WITH USERRA	10

ARTICLE FOUR	—ELECTIVE DEFERRALS, EMPLOYER CONTRIBUTIONS, ROLLOVERS AND TRANSFERS FROM OTHER PLANS AND AFTER-TAX CONTRIBUTIONS	11

4.1	ELECTIVE DEFERRALS	11
4.2	EMPLOYER CONTRIBUTIONS	12
4.3	ALLOCATION OF VENDOR CREDIT	13
4.4	ROLLOVERS AND TRANSFERS OF FUNDS FROM OTHER PLANS	13

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4.5	TIMING OF EMPLOYER CONTRIBUTIONS	14
4.6	EMPLOYEE AFTER-TAX CONTRIBUTIONS	14
4.7	FORFEITURES	14

ARTICLE FIVE	—ACCOUNTING RULES	15

5.1	INVESTMENT OF ACCOUNTS AND ACCOUNTING RULES	15

ARTICLE SIX	—VESTING AND RETIREMENT BENEFITS	17

6.1	VESTING	17
6.2	NORMAL RETIREMENT	17
6.3	DISABILITY	17

ARTICLE SEVEN	—MANNER AND TIME OF DISTRIBUTING BENEFITS	18

7.1	MANNER OF PAYMENT	18
7.2	TIME OF COMMENCEMENT OF BENEFIT PAYMENTS	18
7.3	FURNISHING INFORMATION	19
7.4	MINIMUM DISTRIBUTION REQUIREMENTS	19
7.5	AMOUNT OF DEATH BENEFIT	24
7.6	DESIGNATION OF BENEFICIARY	24
7.7	DISTRIBUTION OF DEATH BENEFITS	25
7.8	ELIGIBLE ROLLOVER DISTRIBUTIONS	25

ARTICLE EIGHT	—LOANS AND IN-SERVICE WITHDRAWALS	29

8.1	LOANS	29
8.2	HARDSHIP DISTRIBUTIONS	30
8.3	WITHDRAWALS AFTER AGE 59½	31
8.4	WITHDRAWALS OF AFTER-TAX CONTRIBUTIONS	31
8.5	WITHDRAWALS OF COMPANY CONTRIBUTIONS	31
8.6	WITHDRAWAL OF ITSO CONTRIBUTIONS	31
8.7	WITHDRAWAL OF ROLLOVER CONTRIBUTIONS	32
8.8	HEART ACT PROVISIONS	32

ARTICLE NINE	—ADMINISTRATION OF THE PLAN	33

9.1	PLAN ADMINISTRATION	33
9.2	CLAIMS PROCEDURE	35
9.3	TRUST AGREEMENT	39

ARTICLE TEN	—SPECIAL COMPLIANCE PROVISIONS	40

10.1	DISTRIBUTION OF EXCESS ELECTIVE DEFERRALS	40
10.2	LIMITATIONS ON 401(k) CONTRIBUTIONS	41
10.3	NONDISCRIMINATION TEST FOR EMPLOYER MATCHING CONTRIBUTIONS AND AFTER-TAX CONTRIBUTIONS	45

ARTICLE ELEVEN	—LIMITATION ON ANNUAL ADDITIONS	50

11.1	RULES AND DEFINITIONS	50

ARTICLE TWELVE	—AMENDMENT AND TERMINATION	54

12.1	IN GENERAL	54

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12.2	AMENDMENT OR MODIFICATION OF THE PLAN	54
12.3	TERMINATION OF THE PLAN AND THE TRUST	55

ARTICLE THIRTEEN	—TOP-HEAVY PROVISIONS	57

13.1	APPLICABILITY	57
13.2	DEFINITIONS	57
13.3	ALLOCATION OF EMPLOYER CONTRIBUTIONS FOR A TOP-HEAVY PLAN YEAR	59
13.4	VESTING	60

ARTICLE FOURTEEN	—MISCELLANEOUS PROVISIONS	61

14.1	PLAN DOES NOT AFFECT EMPLOYMENT	61
14.2	SUCCESSOR TO THE EMPLOYER	61
14.3	REPAYMENTS TO THE EMPLOYER	61
14.4	BENEFITS NOT ASSIGNABLE	61
14.5	MERGER OF PLANS	62
14.6	INVESTMENT EXPERIENCE NOT A FORFEITURE	62
14.7	CONSTRUCTION	62
14.8	GOVERNING DOCUMENTS	62
14.9	GOVERNING LAW	62
14.10	HEADINGS	62
14.11	COUNTERPARTS	62
14.12	LOCATION OF PARTICIPANT OR BENEFICIARY UNKNOWN	62
14.13	DISTRIBUTION TO MINOR OR LEGALLY INCAPACITATED	63

ARTICLE FIFTEEN	—MULTIPLE EMPLOYER PROVISIONS	64

15.1	ADOPTION OF THE PLAN	64
15.2	SERVICE	64
15.3	PLAN CONTRIBUTIONS	64
15.4	TRANSFERRING EMPLOYEES	64
15.5	DELEGATION OF AUTHORITY	64
15.6	TERMINATION	64

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ARTICLE ONE—DEFINITIONS

For purposes of the Plan, unless the context or an alternative definition specified within another Article provides otherwise, the following words and phrases shall have the definitions provided:

1.1                               “ACCOUNT” shall mean the individual bookkeeping accounts maintained for a Participant under the Plan which shall record (a) the Participant’s allocations of Employer contributions and forfeitures, (b) amounts of Compensation deferred to the Plan pursuant to the Participant’s election, (c) any amounts transferred to this Plan under Section 4.4 from another qualified retirement plan, or from another qualified plan in connection with a plan merger, (d) any after-tax contributions made to the Plan under Section 4.6, and (e) the allocation of Trust investment experience.

1.2                               “ADMINISTRATOR” shall mean the Plan Administrator appointed from time to time in accordance with the provisions of Article Nine hereof.

1.3                               “BENEFICIARY” shall mean any person, trust, organization, or estate entitled to receive payment under the terms of the Plan upon the death of a Participant.

1.4                               “BREAK IN SERVICE” shall have the meaning set forth in Article Two.

1.5                               “CODE” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.6                               “COMPENSATION” shall mean the compensation paid to a Participant by the Employer for the Plan Year (within the meaning of Section 414(s) of the Code), excluding bonuses and gain-sharing payments. Compensation shall include any amount contributed by the Employer pursuant to a salary reduction agreement which is not includable in the gross income of the Participant under Section 125 or 402(g) of the Code.

Notwithstanding the foregoing, “Compensation” shall exclude any compensation received by an Employee prior to the date he becomes a Participant in the Plan.

Any Compensation paid after a Participant’s severance from employment with the Employer (except for Compensation attributable to the pay period in which the severance from employment occurred) shall not be treated as Compensation for purposes of Sections 4.1, 4.2 and 4.6.

In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, the annual Compensation of each Participant taken into account under the Plan shall not exceed $260,000 for the 2014 calendar year, and shall be adjusted annually by the Secretary of the Treasury or his delegate for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding twelve (12) months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than twelve (12) months, the annual Compensation limit shall be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is twelve (12).

For purposes of determining who is a Highly-Compensated Employee, Compensation shall mean “Compensation” as defined above. However, in the event, the definition of Compensation excludes commission paid salesmen, compensation for services on the basis of a percentage for profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and/or reimbursements or expense allowances under a nonaccountable plan (as described in 26 C.F.R. § 1.62-2(c)), such excluded amounts shall be taken into account.

For purposes of applying the limitations described in Section 11.1, and for purposes of defining compensation under Section 1.13 and Article Thirteen, compensation paid or made available during such limitations years (or Plan Years) shall include elective amounts that are not includible in the gross income of the Employee by reason of Section 125, 132(f)(4), 402(g)(3), 402(h)(1)(B), 457(b) or 403(b) of the Code.

1.7                               “DISABILITY” shall mean a “permanent and total” disability incurred by a Participant while in the employ of the Employer. A Participant shall be deemed “disabled” if, in the opinion of the Administrator and based upon appropriate medical advice and examination, he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

1.8                               “EFFECTIVE DATE” The Plan’s initial Effective Date was July 1, 1969. The Effective Date of this restated Plan, on and after which it supersedes the terms of the existing Plan document, is January 1, 2014, except where the provisions of the Plan (or the requirements of applicable law) shall otherwise specifically provide. The rights of any Participant who terminated employment with the Employer prior to the applicable date shall be established under the terms of the Plan and Trust as in effect at the time of the Participant’s termination from employment, unless the Participant subsequently returns to employment with the Employer, or unless otherwise provided under the terms of the Plan. Rights of spouses and Beneficiaries of such Participants shall also be governed by those documents.

1.9                               “EMPLOYEE” shall mean a common law employee of the Employer or of any other employer required to be aggregated with such Employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code.

The term “Employee” shall also include any Leased Employee deemed to be an Employee of any Employer described in the previous paragraph as provided in Section 414(n) or 414(o) of the Code.

1.10                        “EMPLOYER” shall mean Owens-Illinois, Inc. and any subsidiary or affiliate which is a member of its “related group” (as defined in Section 2.4) which has adopted the Plan (a “Participating Affiliate”), and shall include any successor(s) thereto which adopt this Plan. Any such subsidiary or affiliate of Owens-Illinois, Inc. may adopt the Plan with the approval of its board of directors (or noncorporate counterpart) subject to the approval of Owens-Illinois, Inc. The provisions of this Plan shall apply equally to each Participating Affiliate and its Employees except as specifically set forth in the Plan; provided, however, notwithstanding any other provision of this Plan, the amount and timing of contributions under Article 4 to be made by any Employer which is a Participating Affiliate shall be made subject to the approval of Owens-Illinois, Inc. For purposes hereof, each Participating

Affiliate shall be deemed to have appointed Owens-Illinois, Inc. as its agent to act on its behalf in all matters relating to the administration, amendment, termination of the Plan and the investment of the assets of the Plan. For purposes of the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Plan as maintained by Owens-Illinois, Inc. and the Participating Affiliates shall constitute a single plan rather than a separate plan of each Participating Affiliate. All assets in the Trust shall be available to pay benefits to all Participants and their Beneficiaries.

A list of the employers that have adopted this Plan and the related eligible employee groups together with effective eligibility dates is attached hereto as Appendix A (List of Covered Employers and Employees).

1.11                        “EMPLOYMENT DATE” shall mean the first date as of which an Employee is credited with an Hour of Service, provided that, in the case of a Break in Service, the Employment Date shall be the first date thereafter as of which an Employee is credited with an Hour of Service.

1.12                        “FAIL-SAFE CONTRIBUTION” shall mean a qualified nonelective contribution which is a contribution (other than matching contributions or Qualified Matching Contributions (within the meaning of Section 10.2)) made by the Employer and allocated to Participants’ Accounts that the Participants may not elect to receive in cash until distribution from the Plan; that are nonforfeitable when made; and that are distributable only in accordance with the distribution provisions under Section 401(k) of the Code and the regulations promulgated thereunder.

1.13                        “HIGHLY-COMPENSATED EMPLOYEE” shall mean any Employee of the Employer who:

(a)                                 was a five percent (5%) owner of the Employer (as defined in Section 416(i)(1) of the Code) at any time during the “determination year” or “look-back year”; or

(b)                                 earned more than $115,000 of Compensation from the Employer during the “look-back year” and was in the top twenty percent (20%) of Employees by Compensation for such year. The $115,000 amount shall be adjusted at the same time and in the same manner as under Section 415(d) of the Code.

An Employee who terminated employment prior to the “determination year” shall be treated as a Highly-Compensated Employee for the “determination year” if such Employee was a Highly-Compensated Employee when such Employee terminated employment, or was a Highly-Compensated Employee at any time after attaining age fifty-five (55).

For purposes of this Section, the “determination year” shall be the Plan Year for which a determination is being made as to whether an Employee is a Highly-Compensated Employee. The “look-back year” shall be the twelve (12)-month period immediately preceding the “determination year”.

1.14                        “HOUR OF SERVICE” shall have the meaning set forth below:

(a)                                 An Hour of Service is each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer, during the applicable computation period.

(b)                                 An Hour of Service is each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence. Notwithstanding the preceding sentence,

(i)                                     No more than five hundred and one (501) Hours of Service shall be credited under this subsection (b) to any Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period). Hours under this subsection will be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which is incorporated herein by reference;

(ii)                                  An hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed shall not be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable workmen’s compensation, or unemployment compensation or disability insurance laws; and

(iii)                               Hours of Service shall not be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

For purposes of this subsection (b), a payment shall be deemed to be made by or due from the Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

(c)                                  An Hour of Service is each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service shall not be credited both under subsection (a) or subsection (b), as the case may be, and under this subsection (c). Thus, for example, an Employee who receives a back pay award following a determination that he was paid at an unlawful rate for Hours of Service previously credited shall not be entitled to additional credit for the same Hours of Service. Crediting of Hours of Service for back pay awarded or agreed to with respect to periods described in subsection (b) shall be subject to the limitations set forth in that subsection.

(d)                                 Hours of Service under this Section shall be determined under the terms of the Family and Medical Leave Act of 1993 and the Uniformed Services Employment and Reemployment Rights Act of 1994.

In crediting Hours of Service for Employees who are paid on an hourly basis, the “actual” method shall be utilized. For this purpose, the “actual” method shall mean the determination of Hours of Service from records of hours worked and hours for which the Employer makes payment or for which payment is due from the Employer, subject to the limitations enumerated above. In crediting Hours of Service for Employees who are not paid on an hourly basis, the “weeks of employment” method shall be utilized. Under this method, an Employee shall be credited with forty-five (45) Hours of Service for each week for which the Employee would be required to be credited with at least one (1) Hour of Service pursuant to the provisions enumerated above.

Hours of Service shall be credited for employment with other members of an affiliated service group (under Section 414(m) of the Code), a controlled group of corporations (under Section 414(b) of the Code), or a group of trades or businesses under common control (under Section 414(c) of the Code) of which the Employer is a member, and any other entity required to be aggregated under Section 414(o) of the Code.

Hours of Service shall be credited for any individual considered an Employee for purposes of this Plan under Section 414(n) or Section 414(o) of the Code.

1.15                        “LEASED EMPLOYEE” shall mean any person (other than an employee of the recipient) who, pursuant to an agreement between the recipient Employer and any other person or organization, has performed services for the recipient Employer (determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one (1) year and where such services are performed under the primary direction and control of the recipient Employer. A person shall not be considered a Leased Employee if the total number of Leased Employees does not exceed twenty percent (20%) of the Nonhighly-Compensated Employees employed by the recipient Employer, and if any such person is covered by a money purchase pension plan providing (a) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Section 11.1(b)(2) but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Sections 125, 402(e)(3), 402(g), 402(h)(1)(B), 403(b), or 457(b) of the Code, and shall also include elective amounts that are not includible in the gross income of the employee by reason of Section 132(f) of the Code, (b) immediate participation, and (c) full and immediate vesting.

1.16                        “NONHIGHLY-COMPENSATED EMPLOYEE” shall mean an Employee of the Employer who is not a Highly-Compensated Employee.

1.17                        “NORMAL RETIREMENT DATE” shall mean the Participant’s sixty-fifth (65th) birthday. The date on which the Participant attains age sixty-five (65) shall be the Participant’s Normal Retirement Age.

1.18                        “PARTICIPANT” shall mean any Employee who has satisfied the eligibility requirements of Article Three and who is participating in the Plan.

1.19                        “PLAN” shall mean the Owens-Illinois, Inc. Stock Purchase and Savings Program, also known as the O-I Stock Purchase and Savings Program, as set forth herein and as may be amended from time to time.

1.20                        “PLAN YEAR” shall mean the twelve (12)-consecutive month period beginning January 1, and ending December 31.

1.21                        “TRUST” shall mean the Trust Agreement entered into between the Employer and the Trustee forming part of this Plan, together with any amendments thereto. “Trust Fund” shall mean any and all property held by the Trustee pursuant to the Trust Agreement, together with income therefrom.

1.22                        “TRUSTEE” shall mean the Trustee or Trustees appointed by the Employer, and any successors thereto.

1.23                        “VALUATION DATE” shall mean each day on which the New York Stock Exchange is open for business.

1.24                        “YEAR OF SERVICE” or “SERVICE” shall have the meaning set forth and be governed by the special rules in Article Two.

ARTICLE TWO—SERVICE DEFINITIONS AND RULES

Service is the period of employment credited under the Plan. Definitions and special rules related to Service are as follows:

2.1                               YEAR OF SERVICE. For purposes of determining an Employee’s eligibility to participate in the Plan, an Employee shall be credited with a Year of Service if he completes at least one thousand (1,000) Hours of Service during the twelve (12)-consecutive month period commencing on his Employment Date. If an Employee fails to be credited with at least one thousand (1,000) Hours of Service during that computation period, he shall be credited with a Year of Service if he is credited with at least one thousand (1,000) Hours of Service in any Plan Year commencing on or after his Employment Date.

2.2                               BREAK IN SERVICE. A Break in Service shall be a twelve (12)-month computation period (as used for measuring Years of Service) in which an Employee or Participant is not credited with at least five hundred and one (501) Hours of Service.

2.3                               LEAVE OF ABSENCE. A Participant on an unpaid leave of absence pursuant to the Employer’s normal personnel policies shall be credited with Hours of Service at his regularly-scheduled weekly rate while on such leave, provided the Employer acknowledges in writing that the leave is with its approval. These Hours of Service shall be credited only for purposes of determining if a Break in Service has occurred and, unless specified otherwise by the Employer in writing, shall not be credited for eligibility to participate in the Plan, vesting, or qualification to receive an allocation of Employer contributions. Hours of Service during a paid leave of absence shall be credited as provided in Section 1.14.

For any individual who is absent from work for any period by reason of the individual’s pregnancy, birth of the individual’s child, placement of a child with the individual in connection with the individual’s adoption of the child, or by reason of the individual’s caring for the child for a period beginning immediately following such birth or adoption, the Plan shall treat as Hours of Service, solely for determining if a Break in Service has occurred, the following Hours of Service:

(a)                                 the Hours of Service which otherwise normally would have been credited to such individual but for such absence; or

(b)                                 in any case where the Administrator is unable to determine the Hours of Service, on the basis of an assumed eight (8) hours per day.

In no event shall more than five hundred and one (501) of such hours be credited by reason of such period of absence. The Hours of Service shall be credited in the computation period (used for measuring Years of Service) for which starts after the leave of absence begins. However, the Hours of Service shall instead be credited in the computation period in which the absence begins if it is necessary to credit the Hours of Service in that computation period to avoid the occurrence of a Break in Service.

2.4                               SERVICE IN EXCLUDED JOB CLASSIFICATIONS OR WITH RELATED COMPANIES

(a)                                 Service while a Member of an Ineligible Classification of Employees. An Employee who is a member of an ineligible classification of Employees shall not be eligible to participate in the Plan while a member of such ineligible classification. However, if any such Employee is transferred to an eligible classification, such Employee shall be credited with any prior periods of Service completed while a member of such an ineligible classification for purposes of determining his Years of Service. For this purpose, an Employee shall be considered a member of an ineligible classification of Employees for any period during which he is employed in a job classification which is excluded from participating in the Plan under Section 3.1 below.

(b)                                 Service with Related Group Members. Subject to Section 2.1, for each Plan Year in which the Employer is a member of a “related group”, as hereinafter defined, all Service of an Employee or Leased Employee (hereinafter collectively referred to as “Employee” solely for purposes of this Section 2.4(b)) with any one or more members of such related group shall be treated as employment by the Employer for purposes of determining the Employee’s Years of Service. The transfer of employment by any such Employee to another member of the related group shall not be deemed to constitute a retirement or other termination of employment by the Employee for purposes of this Section, but the Employee shall be deemed to have continued in employment with the Employer for purposes of determining the Employee’s Years of Service. For purposes of this subsection (b), “related group” shall mean the Employer and all corporations, trades or businesses (whether or not incorporated) which constitute a controlled group of corporations with the Employer, a group of trades or businesses under common control with the Employer, or an affiliated service group which includes the Employer, within the meaning of Section 414(b), Section 414(c), or Section 414(m), respectively, of the Code or any other entity required to be aggregated under Section 414(o) of the Code.

(c)                                  Construction. This Section is included in the Plan to comply with the Code provisions regarding the crediting of Service, and not to extend any additional rights to Employees in ineligible classifications other than as required by the Code and regulations thereunder.

ARTICLE THREE—PLAN PARTICIPATION

3.1                               PARTICIPATION. All Employees participating in the Plan prior to the Plan’s restatement shall continue to participate, subject to the terms hereof.

Subsequent to the following provisions of this Section 3.1, each other eligible Employee shall become a Participant under the Plan as of the first day of the month coincident with or next following his Employment Date.

Notwithstanding the foregoing, an Employee who is not in an otherwise excluded class of Employees under the Plan and is employed on a “part-time” basis shall become a Participant as of the first day of the month coincident with or next following his completion of a Year of Service. For this purpose, an Employee shall be considered “part-time” if he is scheduled to complete less than one thousand (1,000) Hours of Service in a calendar year.

In no event, however, shall any Employee (or other individual) participate under the Plan while he is: (i) included in a unit of Employees covered by a collective bargaining agreement between the Employer and the Employee representatives under which retirement benefits were the subject of good faith bargaining, unless the terms of such bargaining agreement expressly provides for the inclusion in the Plan; (ii) employed as an independent contractor on the payroll records of the Employer (regardless of any subsequent reclassification by the Employer, any governmental agency or court); (iii) employed as a Leased Employee; (iv) employed as a nonresident alien who receives no earned income (within the meaning of Section 911(d)(2) of the Code) from the Employer which constitutes income from sources within the United States (within the meaning of Section 861(a)(3) of the Code); or (v) employed on a non-salaried basis.

3.2                               RE-EMPLOYMENT OF FORMER PARTICIPANT. A Participant whose participation ceased because of termination of employment with the Employer shall resume participating upon his reemployment as an eligible Employee; provided, however, that such an individual shall be entitled to commence elective deferrals (within the meaning of Section 4.1) as soon as administratively possible following his return to participation in the Plan.

3.3                               TERMINATION OF ELIGIBILITY. In the event a Participant is no longer a member of an eligible class of Employees and he becomes ineligible to participate, such Employee shall resume participating upon his return to an eligible class of Employees; provided, however, that such an individual shall be entitled to commence elective deferrals (within the meaning of Section 4.1) as soon as administratively possible following his return to participation in the Plan.

In the event an Employee who is not a member of an eligible class of Employees becomes a member of an eligible class, such Employee shall participate upon becoming a member of an eligible class of Employees, if such Employee has otherwise satisfied the eligibility requirements of Section 3.1 and would have otherwise previously become a Participant; provided, however, that such an individual shall be entitled to commence elective deferrals

(within the meaning of Section 4.1) as soon as administratively possible following his becoming a Participant.

3.4                               COMPLIANCE WITH USERRA. Notwithstanding any provision of this Plan to the contrary, Participants shall receive Service credit and be eligible to make deferrals and receive Employer contributions with respect to periods of qualified military service (within the meaning of Section 414(u)(5) of the Code) in accordance with Section 414(u) of the Code.

ARTICLE FOUR—ELECTIVE DEFERRALS, EMPLOYER CONTRIBUTIONS, ROLLOVERS AND TRANSFERS FROM OTHER PLANS AND AFTER-TAX CONTRIBUTIONS

4.1                               ELECTIVE DEFERRALS

(a)                                 Elections. A Participant may elect to defer a portion of his Compensation for a Plan Year on a pre-tax basis and/or in the form of a designated Roth contribution. The amount of a Participant’s Compensation contributed in accordance with the Participant’s election shall be withheld by the Employer from the Participant’s Compensation on a ratable basis throughout the Plan Year. Elective deferrals contributed to the Plan as one type, either pre-tax or as a Roth contribution, may not later be reclassified as the other type.  For purposes of making elective deferrals pursuant to this Section, only Compensation earned while eligible to make such deferrals shall be considered. The amount deferred on behalf of each Participant shall be contributed by the Employer to the Plan and allocated to the portion of the Participant’s Account consisting of pre-tax contributions and designated Roth contributions.  No contributions other than Roth contributions and properly attributable earnings will be credited to the Participant’s Roth Account, and gains, losses and other credits or charges will be allocated on a reasonable and consistent basis to such account.  Unless specifically stated otherwise, designated Roth contributions are treated as elective deferrals for all purposes under the Plan.

The Plan shall maintain a record of the amount of Roth contributions in each Participant’s Roth Account.

Subject to the provisions of Section 4.6, each Participant may elect to contribute in the aggregate from one percent (1%) to eighty percent (80%) of such Participant’s Compensation as a pre-tax and/or designated Roth contribution.

Notwithstanding the foregoing, any Employee, upon first becoming eligible to participate in the Plan pursuant to Section 3.1, who fails to affirmatively make any contribution election (including an election to contribute zero percent (0%) of his Compensation to the Plan) within the time prescribed by the Administrator, shall be deemed to have elected to defer three percent (3%) of his Compensation as a pre-tax contribution (“deemed elective deferral”). The Administrator shall provide to each Employee a notice of his right to receive the amount of the deemed elective deferral in cash and his right to increase or decrease his rate of elective deferrals. The Administrator shall also provide each such Employee a reasonable period to exercise such right before the date on which the cash is currently available.

(b)                                 Changes in Election. A Participant may prospectively elect to change or revoke the amount (or percentage) of his elective deferrals during the Plan Year by filing a written election with the Employer, or via such other method as permitted by applicable law.

(c)                                  Limitations on Deferrals. Except to the extent permitted under Section 4.1(e), no Participant shall be permitted to make elective deferrals during any taxable year in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year.

In the event a Participant’s deferral election for the year results in elective deferrals in excess of the applicable 402(g) limit, contributions shall continue pursuant to such election on an after-tax basis for the balance of the year. Any such after-tax contributions shall not be taken into account for purposes of Section 4.6.

(d)                                 Administrative Rules. All elections made under this Section 4.1, including the amount and frequency of deferrals, shall be subject to the rules of the Administrator which shall be consistently applied and which may be changed from time to time.

(e)                                  Catch-up Contributions. All Participants who are eligible to make elective deferrals under Section 4.1(a) and who have attained age fifty (50) before the close of the taxable year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. The dollar limit on catch-up contributions under Section 414(v)(2)(B)(i) of the Code is $5,500 for taxable years beginning in 2014, as adjusted by the Secretary of the Treasury for cost-of-living increases under Section 414(v)(2)(C) of the Code.

Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Section 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the requirements of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 402A, 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.

4.2                               EMPLOYER CONTRIBUTIONS

(a)                                 Employer Matching Contributions. For each payroll period, the Employer may contribute to the Plan, on behalf of each Participant, a discretionary matching contribution in an amount equal to a specified percentage (as determined by the board of directors of Owens-Illinois, Inc.) of the elective deferrals made by the Participant under Section 4.1, including any after-tax contributions made pursuant to the last paragraph under Section 4.1(c); provided, however, that the amount of such Employer matching contribution for any Participant in a Plan Year shall not exceed four percent (4%) of the Participant’s Compensation for the period during which elective deferrals are made by the Participant. The Employer’s board of directors may also determine to suspend or reduce its contributions under this Section for any Plan Year or any portion thereof. Allocations under this Section shall be subject to the special rules of Section 13.3 in any Plan Year in which the Plan is a Top-Heavy Plan (as defined in Section 13.2(b)). Any matching contribution made under this subsection (a) shall be made in the form of Employer stock.

(b)                                 Employer Base Contributions. Each payroll period, the Employer shall contribute to the Plan on behalf of each Participant who was hired after December 31, 2004 and/or rehired after April 1, 2006 an amount equal to two percent (2%) of the Participant’s Compensation, including disability income, for such payroll period. Any such contribution shall be made at the discretion of the Employer in the form of cash or Employer stock.

4.3                               ALLOCATION OF VENDOR CREDIT.  Any amounts deposited to the Plan by a service provider pursuant to an agreement between the Employer and the service provider (“Vendor Credit”) shall be used to pay Plan administrative expenses. To the extent that the Vendor Credit for a calendar year exceeds the Plan administrative expenses incurred through March 31 (or prior business day) of the following calendar year, the excess (subject to such de minimis amount as may be established, which amount shall be used to pay future Plan administrative expenses) shall be allocated as of such March 31 (or prior business day) to Participants with Account balances on such allocation date. The Account of each Participant eligible to receive such allocation shall be credited with an amount equal to the total excess Vendor Credit multiplied by a fraction, the numerator of which is the Participant’s Account balance as of the date on which such allocation is made, and the denominator of which is the Account balances of all eligible Participants as of that date.

4.4                               ROLLOVERS AND TRANSFERS OF FUNDS FROM OTHER PLANS. With the approval of the Administrator, there may be paid to the Trustee amounts which have been held under the following types of plans:

(1)                                 a qualified plan described in Section 401(a) or 403(a) of the Code, including after-tax employee contributions and including designated Roth contributions under Section 402A of the Code;

(b)                                 an annuity contract described in Section 403(b) of the Code, including after-tax employee contributions and including designated Roth contributions under Section 402A of the Code;

(c)                                  an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; and

(d)                                 an individual retirement account which was used solely as a conduit from a qualified plan described in Section 401(a) of the Code.

Any amounts so transferred on behalf of any Employee shall be nonforfeitable and shall be maintained under a separate Plan Account, to be paid in addition to amounts otherwise payable under this Plan. The amount of any such Account shall be equal to the fair market value of such Account as adjusted for income, expenses, gains, losses, and withdrawals attributable thereto.

In addition, any Participant who receives a lump sum distribution from a tax qualified pension plan sponsored by Owen-Illinois, Inc. may rollover that distribution to the Plan.

Subject to any rules or procedures established by the Administrator, with respect to an Employee who is no longer eligible to participate in the Owens-Illinois, Inc. Long-Term Savings Plan due to a change in employment status and who becomes eligible to participate in this Plan, his accounts under the Owens-Illinois, Inc. Long-Term Savings Plan, including any loan promissory notes, shall be transferred to this Plan from the Owens-Illinois, Inc. Long-Term Savings Plan.  Similarly, with respect to an Employee who is no longer eligible to participate in this Plan due to a change in employment status and who becomes eligible to participate in the Owens-Illinois, Inc. Long-Term Savings Plan, his accounts under this Plan, including any loan promissory notes, shall be transferred from this Plan to the Owens-Illinois, Inc. Long-Term Savings Plan.  Any such transferred accounts shall be subject to the provisions of Treasury Regulation 1.411(d)-4, Q/A 3(a) (protected benefits) and shall continue to vest in accordance with the vesting schedule(s) under the plan from which the accounts are transferred.

4.5                               TIMING OF EMPLOYER CONTRIBUTIONS. Employer contributions shall be made to the Plan no later than the time prescribed by law for filing the Employer’s federal income tax return (including extensions) for its taxable year ending with or within the Plan Year.

4.6                               EMPLOYEE AFTER-TAX CONTRIBUTIONS. A Participant shall be permitted to make after-tax contributions to the Plan in accordance with procedures established by the Administrator which shall be consistently applied and which may be changed from time to time. A Participant may prospectively elect to change or revoke the amount (or percentage) of his after-tax contributions during the Plan Year in accordance with procedures established by the Administrator.

Employee after-tax contributions shall be subject to the limitations under Section 10.3 and Section 11.1 and shall not exceed eighty percent (80%) of the Participant’s Compensation for the Plan Year.

Any after-tax contributions made by a Participant shall be contributed by the Employer to the Plan and allocated to the portion of the Participant’s Account consisting of after-tax contributions. A Participant shall have a nonforfeitable interest at all times in that portion of his Account attributable to any after-tax contributions made to the Plan pursuant to this Section 4.6. Any such after-tax contributions shall be distributed at the same time as other vested benefits would be distributed under the Plan.

In no event shall the aggregate elective deferrals under Section 4.1 and after-tax contributions under this Section 4.6 made by a Participant for the Plan Year exceed eighty percent (80%) of the Participant’s Compensation for such Plan Year.

4.7                               FORFEITURES. Any amount forfeited under the Plan shall be used to pay Plan administrative expenses and/or used to reduce Employer contributions under the Plan.

ARTICLE FIVE—ACCOUNTING RULES

5.1                               INVESTMENT OF ACCOUNTS AND ACCOUNTING RULES

(a)                                 Investment Funds. The investment of Participants’ Accounts shall be made in a manner consistent with the provisions of the Trust. At its discretion, the Administrator may allow the Trust to provide for separate funds for the directed investment of each Participant’s Account. If any portion of a Participant’s Account is invested in Employer stock, a portion of such investment shall consist of cash and cash equivalents for liquidity purposes.

(b)                                 Participant Direction of Investments. In the event Participants’ Accounts are subject to their investment direction, each Participant (including, for this purpose, any former Employee, Beneficiary, or “alternate payee” (within the meaning of Section 14.4 below) with an Account balance) may direct how his Account (or such portion thereof which is subject to his investment direction) is to be invested among the available investment funds in the percentage multiples established by the Administrator. In the event a Participant fails to make an investment election, with respect to all or any portion of his Account subject to his investment direction, the Trustee shall invest all or such portion of his Account in the investment fund to be designated by the Administrator. A Participant may change his investment election, with respect to future contributions and, if applicable, forfeitures, and/or amounts previously accumulated in the Participant’s Account in accordance with procedures established by the Administrator. Any such change in a Participant’s investment election shall be effective at such time as may be prescribed by the Administrator. However, where it deems appropriate, and subject to the requirements of applicable law, the Administrator may decline to implement, or otherwise limit the frequency by which a Participant may direct the investment of his Account. If the Plan’s recordkeeper or investments are changed, the Administrator may apply such administrative rules and procedures as are necessary to provide for the transfer of records and/or assets, including without limitation, the suspension of Participant’s investment directions, withdrawals and distributions for such period of time as is necessary, and the transfer of Participants’ Accounts to designated funds or an interest bearing account until such change has been completed.

Notwithstanding the foregoing, if, pursuant to Section 4.02 of the Trust, an investment manager (within the meaning of Section 3(38) of ERISA) is appointed by a named fiduciary pursuant to Section 402(c)(3) of ERISA, a Participant may elect to have such investment manager direct the investment of his Account in accordance with the provisions of the preceding paragraph.

(c)                                  Allocation of Investment Experience. As of each Valuation Date, the investment fund(s) of the Trust shall be valued at fair market value, and the income, loss, appreciation and depreciation (realized and unrealized), and any paid expenses of the Trust attributable to such fund shall be apportioned among Participants’ Accounts within the fund based upon the value of each Account within the fund as of the preceding Valuation Date.

(d)                                 Allocation of Contributions. Employer contributions shall be allocated to the Account of each eligible Participant as of the last day of the period for which the contributions are made, or as soon as administratively possible thereafter.

(e)                                  Manner and Time of Debiting Distributions. For any Participant who is entitled to receive a distribution from his Account, such distribution shall be made in accordance with the provisions of Section 7.1 and Section 7.2. The amount distributed shall be based upon the fair market value of the Participant’s vested Account as of the Valuation Date preceding the distribution.

(f)                                   Employer Stock Fund.  If any portion of a Participant’s Account derived from his elective deferrals (within the meaning of Section 4.1), employer contributions (under Section 4.2), rollovers and transfers from other plans (under Section 4.4) and/or after-tax contributions (under Section 4.6) is invested in the Employer Stock Fund, the Participant may direct the Trustee to divest such securities and to reinvest the proceeds in other investment options available under the Plan subject to the provisions of Section 401(a)(35) of the Code, in accordance with rules and procedures established by the Administrator from time to time.

For purposes hereof, except as otherwise provided in Section 401(a)(35) of the Code or regulations promulgated thereunder, a plan holding Employer securities which are not publicly-traded securities shall be treated as holding publicly-traded Employer securities if any Employer corporation, or any member of a controlled group of corporations which includes such Employer corporation (as defined in Section 401(a)(35)(F)(iii) of the Code) has issued a class of stock which is a publicly traded Employer security.

ARTICLE SIX—VESTING AND RETIREMENT BENEFITS

6.1                               VESTING. A Participant shall at all times have a nonforfeitable (vested) right to his Account derived from elective deferrals (within the meaning of Section 4.1), after-tax contributions (under Section 4.6), any Employer contributions made under the Plan and any rollovers or transfers from other plans, as adjusted for investment experience.

6.2                               NORMAL RETIREMENT. A Participant who is in the employment of the Employer at his Normal Retirement Age shall have a nonforfeitable interest in one hundred percent (100%) of his Account, if not otherwise one hundred percent (100%) vested under Section 6.1. A Participant who continues employment with the Employer after his Normal Retirement Age shall continue to participate under the Plan.

6.3                               DISABILITY. If a Participant incurs a Disability, the Participant shall have a nonforfeitable interest in one hundred percent (100%) of his Account, if not otherwise one hundred percent (100%) vested under Section 6.1. Payment of such Participant’s Account balance shall be made at the time and in the manner specified in Article Seven, following receipt by the Administrator of the Participant’s written distribution request.

ARTICLE SEVEN—MANNER AND TIME OF DISTRIBUTING BENEFITS

7.1                               MANNER OF PAYMENT. The Participant’s vested Account shall be distributed to the Participant (or to the Participant’s Beneficiary in the event of the Participant’s death) by any of the following methods, as elected by the Participant or, when applicable, the Participant’s Beneficiary:

(a)                                 in a single lump-sum payment; or

(b)                                 provided the Participant’s vested Account exceeds $5,000, in monthly or annual installments, or in the form of periodic payments, subject to Article Seven; or

(c)                                  provided the Participant’s vested Account exceeds $5,000, a combination of the methods set forth above.

If a Participant elects to receive his vested Account in the form of a single lump-sum payment, the Participant may elect to receive any portion of his vested Account invested in Employer stock, in the form of whole shares of stock, with any fractional shares, and the cash and cash equivalent portions of the underlying stock account, being distributed in cash.

7.2                               TIME OF COMMENCEMENT OF BENEFIT PAYMENTS. Subject to the following provisions of this Section, unless the Participant elects otherwise, distribution of the Participant’s vested Account shall normally be made or commence no later than the sixtieth (60th) day after the later of the close of the Plan Year in which: (a) the Participant attains age sixty-five (65) (or Normal Retirement Date, if earlier), (b) occurs the tenth (10th) anniversary of the year in which the Participant commenced participation in the Plan, or (c) the Participant severs employment with the Employer. Distribution shall not be made to a Participant without his consent (and spouse’s consent, if required) if his vested Account exceeds $5,000 and such Account is immediately distributable (within the meaning of Section 1.411(a)-11(c)(4) of the IRS Regulations).

Notwithstanding the foregoing, a Participant’s Account may be frozen to prevent the Participant from taking any withdrawals, loans, and/or distributions from his Account in accordance with the Plan’s qualified domestic relations order procedures.

Notwithstanding the foregoing, if the Participant’s vested Account does not exceed $5,000, the Participant’s entire vested Account shall be normally distributed to the Participant (or, in the event of the Participant’s death, his Beneficiary) in a lump-sum payment as soon as administratively practicable following the date the Participant retires, dies or otherwise terminates from employment. However, in the event of a mandatory distribution to a Participant whose vested Account is greater than $1,000, if the Participant does not elect to have such automatic distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in accordance with Section 7.1, then the Plan Administrator shall pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.

In no event shall distribution of the Participant’s vested Account be made or commence later than the April 1st following the end of the calendar year in which the Participant attains age seventy and one-half (70½), or, except for a Participant who is a five percent (5%) owner of the Employer (within the meaning of Section 401(a)(9)(C) of the Code), if later, the April 1st following the calendar year in which the Participant retires from employment with the Employer (the “required beginning date”).

Minimum distributions under Section 401(a)(9) of the Code for 2009 may be suspended subject to the requirements of applicable law and Plan administrative practices, as described in Section 7.4(f).

7.3                               FURNISHING INFORMATION. Prior to the payment of any benefit under the Plan, each Participant or Beneficiary may be required to complete such administrative forms and furnish such proof as may be deemed necessary or appropriate by the Employer, Administrator, and/or Trustee.

7.4                               MINIMUM DISTRIBUTION REQUIREMENTS.

(a)                                 General Rules.

(1)                                 Effective Date.  The provisions of this Section 7.4 will apply for purposes of determining required minimum distributions.

(2)                                 Precedence. The requirements of this Section 7.4 will take precedence over any inconsistent provisions of the Plan; provided, however, that this Section shall not require the Plan to provide any form of benefit, or any option, not otherwise provided under Section 7.1.

(3)                                 Requirements of Treasury Regulations Incorporated. All distributions required under this Section 7.4 will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code and the minimum distribution incidental benefit requirement of Section 401(a)(9)(G) of the Code.

(b)                                 Time and Manner of Distribution.

(1)                                 Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.

(2)                                 Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(i)                                     If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70½, if later.

(ii)                                  If the Participant’s surviving spouse is not the Participant’s sole designated Beneficiary, and if distribution is to be made over the life or over a period certain not exceeding the life expectancy of the designated Beneficiary (if permitted under Section 7.1), distribution to the designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii)                               If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, or if the provisions of subsections (i) and (ii) above do not otherwise apply, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iv)                              If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Section 7.4(b), other than Section 7.4(b)(2)(i), will apply as if the surviving spouse were the Participant.

For purposes of Sections 7.4(b) and 7.4(d), unless Section 7.4(b)(2)(iv) applies, distributions are considered to begin on the Participant’s required beginning date. If Section 7.4(b)(2)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 7.4(b)(2)(i).  If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 7.4(b)(2)(i)), the date distributions are considered to begin is the date distributions actually commence.

(3)                                 Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year, distributions will be made in accordance with Sections 7.4(c) and (d). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

(c)                                  Required Minimum Distributions During Participant’s Lifetime.

(1)                                 Amount of Required Minimum Distribution for Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(i)                                     the quotient obtained by dividing the Participant’s vested Account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9, Q&A-2, of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(ii)                                  if the Participant’s sole designated Beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s vested Account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9, Q&A-3, of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

(2)                                 Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 7.4(c) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

(d)                                 Required Minimum Distributions After Participant’s Death.

(1)                                 Death On or After Date Distributions Begin.

(i)                                     Participant Survived by Designated Beneficiary. Subject to the provisions of this Section 7.4, if the Participant dies on or after the date distributions begin and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s vested Account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated Beneficiary, determined as follows:

(A)                               The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(B)                               If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(C)                               If the Participant’s surviving spouse is not the Participant’s sole designated Beneficiary, the designated Beneficiary’s remaining life expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(ii)                                  No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s vested Account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)                                 Death Before Date Distributions Begin.

(i)                                     Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s vested Account balance by the remaining life expectancy of the Participant’s designated Beneficiary, determined as provided in Section 7.4(d)(1).

(ii)                                  No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii)                               Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 7.4(b)(2)(i), this Section 7.4(d) will apply as if the surviving spouse were the Participant.

(e)                                  Definitions.

(1)                                 Designated Beneficiary. The individual who is designated as the Beneficiary under Section 7.6 and is the designated Beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-4, of the Treasury regulations.

(2)                                 Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 7.4(b)(2). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

(3)                                 Life Expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9, Q&A-1, of the Treasury regulations.

(4)                                 Participant’s Vested Account Balance. The vested Account balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the vested Account balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The vested Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(5)                                 Required Beginning Date. The date specified in Section 7.2.

(f)                                   Special Rules for Required Minimum Distributions During 2009.

For purposes of this subsection, a “2009 RMD” is the required minimum distribution a Participant or Beneficiary, as applicable, is required to receive for 2009 without regard to Section 401(a)(9)(H) of the Code.

A Participant or Beneficiary whose initial required minimum distribution is a 2009 RMD will not receive distribution of his 2009 RMD unless he elects otherwise in accordance with procedures established by the Administrator.

A Participant or Beneficiary whose 2009 RMD is not his initial required minimum distribution will receive his 2009 RMD unless he elects to suspend his 2009 RMD in accordance with procedures established by the Administrator.

A direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to Section 401(a)(9)(H) of the Code.

The provisions of this subsection (f) shall be interpreted in accordance with Section 401(a)(9)(H) of the Code and regulatory guidance issued thereunder.

7.5                               AMOUNT OF DEATH BENEFIT.

(a)                                 Death Before Termination of Employment. In the event of the death of a Participant while in the employ of the Employer, vesting in the Participant’s Account shall be one hundred percent (100%), if not otherwise one hundred percent (100%) vested under Section 6.1, with the credit balance of the Participant’s Account being payable to his Beneficiary.

(b)                                 Death After Termination of Employment. In the event of the death of a former Participant after termination of employment, but prior to the complete distribution of his vested Account balance under the Plan, the undistributed vested balance of the Participant’s Account shall be paid to the Participant’s Beneficiary.

7.6                               DESIGNATION OF BENEFICIARY. Each Participant shall designate a Beneficiary in a manner acceptable to the Administrator to receive payment of any death benefit payable hereunder if such Beneficiary should survive the Participant. However, no Participant who is married shall be permitted to designate a Beneficiary other than his spouse unless the Participant’s spouse has signed a written consent witnessed by a notary public, which provides for the designation of an alternate Beneficiary.

Subject to the above, Beneficiary designations may include primary and contingent Beneficiaries, and may be revoked or amended at any time in similar manner or form, and the most recent designation shall govern. A designation of a Beneficiary made by a Participant shall cease to be effective upon his marriage or remarriage. In addition, a spousal Beneficiary designation shall cease to be effective upon written notification to the Administrator of the divorce of the Participant and such spouse. In the absence of an effective designation of Beneficiary, or if no designated Beneficiary is surviving as of the date of the Participant’s death, any death benefit shall be paid to the surviving spouse of the Participant, or, if no surviving spouse, to the Participant’s surviving issue, or, if none, to the Participant’s surviving parents, or, if none, to the Participant’s estate. Notification to Participants of the death benefits under the Plan and the method of designating a Beneficiary shall be given at the time and in the manner provided by regulations and rulings under the Code.

In the event a Beneficiary survives the Participant, but dies before receipt of all payments due that Beneficiary hereunder, any benefits remaining to be paid to the Beneficiary shall be paid to the Beneficiary’s estate.

7.7                               DISTRIBUTION OF DEATH BENEFITS. Subject to the provisions of Section 7.2, the Beneficiary shall be allowed to designate the mode of receiving benefits in accordance with Section 7.1, unless the Participant had designated a method in writing and indicated that the method was not revocable by the Beneficiary.

(a)                                 Distribution Beginning Before Death - If the Participant dies after distribution of his vested Account has commenced, any survivor’s benefit must be paid at least as rapidly as under the method of payment in effect at the time of the Participant’s death.

(b)                                 Distribution Beginning After Death - If the Participant dies before distribution of his vested Account has commenced, distribution of the Participant’s vested Account shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death, except as provided below:

(1)                                 if any portion of the Participant’s vested Account is payable to a designated Beneficiary, and if distribution is to be made over the life or over a period certain not greater than the life expectancy of the designated Beneficiary (if permitted under Section 7.1 above) such payments shall commence on or before December 31 of the calendar year immediately following the calendar year in which the Participant died;

(2)                                 if the designated Beneficiary is the Participant’s surviving spouse, the date distribution is required to begin shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year in which the Participant died and (B) December 31 of the calendar year in which the Participant would have attained age seventy and one-half (70½).

For purposes of this subsection (b), if the surviving spouse dies after the Participant, but before payments to such spouse begin, the provisions of this subsection, with the exception of (2) herein, shall be applied as if the surviving spouse were the Participant.

Notwithstanding the foregoing, if the Participant has no designated Beneficiary (within the meaning of Section 401(a)(9) of the Code and the regulations thereunder), distribution of the Participant’s vested Account must be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

7.8                               ELIGIBLE ROLLOVER DISTRIBUTIONS. Notwithstanding the foregoing provisions of this Article Seven, the provisions of this Section 7.8 shall apply to distributions made under the Plan.

(a)                                 A “distributee” (as hereinafter defined) may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an “eligible rollover distribution” (as hereinafter defined) paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b)                                 Definitions:

(1)                                 Eligible Rollover Distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and any hardship distribution described in Section 8.2. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of Employee after-tax contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code (or described in Section 408A of the Code for “designated Roth contributions” (within the meaning of Section 402A of the Code)), or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible and, if applicable, as required under Section 402A of the Code.

(2)                                 Eligible Retirement Plan. An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code, an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, that accepts the distributee’s eligible rollover distribution. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code.

If any portion of an eligible rollover distribution is attributable to payments or distributions from a designated Roth account, an eligible retirement plan with respect to such portion shall include only another designated Roth account of the individual from whose account the payments or distributions were made, or a Roth IRA of such individual.

(3)                                 Distributee. A distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse, and the

Employee’s or former Employee’s spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

(4)                                 Direct Rollover. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

(c)                                  If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than thirty (30) days after the notice required under Treasury regulation Section 1.411(a)-11(c) is given, provided that:

(1)                                 the Administrator clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

(2)                                 the Participant, after receiving the notice, affirmatively elects a distribution.

For any distribution notice, the description of a Participant’s right, if any, to defer distribution shall also describe the consequences of failing to defer receipt of the distribution in accordance with the requirements of applicable law.  In addition, for notices required by Sections 402(f), 411(a)(11) and 417 of the Code, the maximum notice period shall be one hundred and eighty (180) days prior to distribution.

A Participant may elect to transfer any after-tax and/or designated Roth contributions by means of direct rollover to a qualified plan or to a 403(b) plan that agrees to separately account for amounts so transferred, including accounting separately for the portion(s) of such distribution which are includable, and not includable, in gross income.

A Participant may elect to roll over directly an eligible rollover distribution to a Roth IRA described in Section 408A(b) of the Code, subject to the requirements of applicable law.

A non-spouse Beneficiary who is a “designated beneficiary” under Section 401(a)(9)(E) of the Code and the regulations promulgated thereunder, may rollover his distribution, in accordance with the requirements of applicable law and in accordance with procedures established by the Administrator, to an individual retirement account (or other permissible eligible retirement plan) established by or for the Beneficiary for purposes of receiving the distribution.  In order to be able to rollover the distribution, the distribution must otherwise satisfy the definition of an “eligible rollover distribution” (within the meaning of Section 402(f)(2)(A) of the Code).

ARTICLE EIGHT—LOANS AND IN-SERVICE WITHDRAWALS

8.1                               LOANS.

(a)                                 Permissible Amount and Procedures. Upon the application of a Participant, the Administrator may, in accordance with a uniform and nondiscriminatory policy, direct the Trustee to grant a loan to the Participant, which loan shall be secured by the Participant’s vested Account balance. The Participant’s signature shall be required on a promissory note. The rate of interest on any such loan shall be equal to the “Prime Rate” (as reported in The Wall Street Journal on the date the loan is initiated) plus one percent (1%). Participant loans shall be treated as segregated investments, and interest repayments shall be credited only to the Participant’s Account.

(b)                                 Limitation on Amount of Loans. A Participant’s loan shall not exceed the lesser of:

(1)                                 $50,000, which amount shall be reduced by the highest outstanding loan balance during the preceding twelve (12)-month period; or

(2)                                 one-half (½) of the vested value of the Participant’s Account, determined as of the Valuation Date preceding the date of the Participant’s loan.

Any loan must be repaid within five (5) years (or such longer period permitted by law), unless made for the purpose of acquiring the primary residence of the Participant, in which case such loan may be repaid over a longer period of time not to exceed ten (10) years. The repayment of any loan must be made in at least quarterly installments of principal and interest; provided, however, that this requirement shall not apply for a period, not longer than one year, or such longer period as may apply under Section 414(u) of the Code, that a Participant is on a leave of absence (“Leave”), either without pay from the Employer or at a rate of pay (after income and employment tax withholding) that is less than the amount of the installment payments required under the terms of the loan. However, the loan must be repaid by the latest date permitted under Sections 72(p)(2)(B) and 414(u) of the Code and the installments due after the Leave ends (or, unless Section 414(u) of the Code applies, if earlier, upon the expiration of the first year of the Leave) must not be less than those required under the terms of the original loan.

If a Participant defaults on any outstanding loan, the unpaid balance, and any interest due thereon, shall become due and payable in accordance with the terms of the underlying promissory note; provided, however, that such foreclosure on the promissory note and attachment of security shall not occur until a distributable event occurs in accordance with the provisions of Article Seven.

If a Participant terminates employment while any loan balance is outstanding, the unpaid balance, and any interest due thereon, shall become due and payable in accordance with the terms of the underlying promissory note. If such amount is not paid to the Plan, it shall be charged against the amounts that are otherwise payable to the Participant or the Participant’s Beneficiary under the provisions of the Plan.  However, any Participant on an approved leave of absence shall be permitted to continue making loan payments.

In the case of a Participant who has loans outstanding from other plans of the Employer (or a member of the Employer’s related group (within the meaning of Section 2.4(b)), the Administrator shall be responsible for reporting to the Trustee the existence of said loans in order to aggregate all such loans within the limits of Section 72(p) of the Code.

8.2                               HARDSHIP DISTRIBUTIONS. In the case of a financial hardship resulting from a proven immediate and heavy financial need, a Participant may receive a distribution not to exceed the lesser of (i) the vested value of the Participant’s Account, without regard to earnings received on elective deferrals (within the meaning of Section 4.1) after December 31, 1988, and without regard to any Fail-Safe Contributions or Qualified Matching Contributions (within the meaning of Section 10.2 below) or (ii) the amount necessary to satisfy the financial hardship. The amount of any such immediate and heavy financial need may include any amounts necessary to pay Federal, state or local income taxes reasonably anticipated to result from the distribution. Such distribution shall be made in accordance with nondiscriminatory and objective standards and procedures consistently applied by the Administrator.

Hardship distributions under this Section shall be deemed to be the result of an immediate and heavy financial need if such distribution is to: (a) pay expenses for (or to obtain) medical care that would be deductible under Section 213(d) of the Code determined without regard to whether the expenses exceed seven and one-half percent (7.5%) of adjusted gross income; (b) purchase the principal residence of the Participant (excluding mortgage payments); (c) pay tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, Participant’s spouse, or any of the Participant’s dependents (as defined in Section 152 of the Code, and without regard to Section 152(b)(1), (b)(2) and (d)(1)(B) of the Code); (d) prevent the eviction of the Participant from his principal residence or foreclosure on the Participant’s principal residence; (e) pay funeral or burial expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code, and without regard to Section 152(d)(1)(B) of the Code); or (f) repair damage to the Participant’s principal residence that would qualify for a casualty loss deduction under Section 165 of the Code (determined without regard to whether the loss exceeds ten percent (10%) of adjusted gross income). Distributions paid pursuant to this Section shall be deemed to be made as of the Valuation Date immediately preceding the hardship distribution, and the Participant’s Account shall be reduced accordingly.

A distribution shall not be treated as necessary to satisfy an immediate and heavy financial need of a Participant to the extent the amount of the distribution is in the excess of the amount required to relieve the financial need or to the extent the need may be satisfied from other resources that are reasonably available to the Participant.  This determination shall generally be made on the basis of all relevant facts and circumstances.  For purposes of this subsection, the Participant’s resources shall be deemed to include those assets of the Participant’s spouse and minor children that are reasonably available to the Participant.  A distribution generally shall be treated as necessary to satisfy a financial need if the Administrator relies upon the Participant’s written representation, unless the Administrator has actual knowledge to the contrary, that the need cannot reasonably be relieved:

(a)                                 Through reimbursement or compensation by insurance or otherwise;

(b)                                 By liquidation of the Participant’s assets;

(c)                                  By cessation of elective deferrals (within the meaning of Section 4.1) and any after-tax contributions under Section 4.6; or

(d)                                 By other distributions or nontaxable (at the time of the loan) loans from plans maintained by the Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms, in an amount sufficient to satisfy the need.

For purposes of the foregoing subsection, a need cannot reasonably be relieved by one of the actions listed above if the effect would be to increase the amount of the need.  In making such determination, the Administrator may rely upon the Participant’s written representation to such effect, unless the Administrator has actual knowledge to the contrary.

8.3                               WITHDRAWALS AFTER AGE 59½. After attaining age fifty-nine and one-half (59½), a Participant may withdraw from the Plan the vested balance of his Account, subject to such rules and procedures the Administrator may establish from time to time to facilitate administration of the Plan. Any such withdrawals shall be made in accordance with nondiscriminatory and objective standards and procedures consistently applied by the Administrator.

8.4                               WITHDRAWALS OF AFTER-TAX CONTRIBUTIONS. A Participant may withdraw from the Plan a sum (a) not in excess of the credit balance of the Participant’s Account attributable to any after-tax contributions made to the Plan and (b) not less than such minimum amount as the Administrator may establish from time to time to facilitate administration of the Plan. Any such withdrawals shall be made in accordance with nondiscriminatory and objective standards and procedures consistently applied by the Administrator.

8.5                               WITHDRAWALS OF COMPANY CONTRIBUTIONS. A Participant may withdraw from the Plan a sum (a) not in excess of the credit balance of the Participant’s Account attributable to any vested Employer matching contributions made prior to January 1, 1992, and any matching contributions transferred from another qualified plan in connection with the merger of such plan and (b) not less than such minimum amount as the Administrator may establish from time to time to facilitate administration of the Plan. Any such withdrawals shall be made in accordance with nondiscriminatory and objective standards and procedures consistently applied by the Administrator.

8.6                               WITHDRAWAL OF ITSO CONTRIBUTIONS. A Participant may withdraw from the Plan a sum (a) not in excess of the vested balance of the Participant’s Account attributable to any Individual Tax Savings Option (“ITSO”) contributions previously made to the Plan or to a predecessor plan and (b) not less than such minimum amount as the Administrator may establish from time to time to facilitate administration of the Plan. Any such withdrawals shall be made in accordance with nondiscriminating objective standards and procedures consistently applied by the Administrator.

8.7                               WITHDRAWAL OF ROLLOVER CONTRIBUTIONS. A Participant may withdraw from the Plan a sum (a) not in excess of the credit balance of the Participant’s Account attributable to any rollover contributions made to the Plan and (b) not less than such minimum amount as the Administrator may establish from time to time to facilitate administration of the Plan. Any such withdrawals shall be made in accordance with nondiscriminating and objective standards and procedures consistently applied by the Administrator.

8.8                               HEART ACT PROVISIONS.

(a)                                 Death benefits.  If a Participant dies while performing qualified military service (as defined in Section 414(u) of the Code), the Beneficiary(ies) of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed employment and then terminated employment on account of death.  In addition, vesting Service credit for the deceased Participant’s period of qualified military service shall be credited to the extent required by Section 401(a)(37) of the Code.

(b)                                 Differential wage payments.  For a Participant receiving a differential wage payment as defined by Section 3401(h)(2) of the Code, (i) the Participant shall be treated as an Employee of the Employer making the payment, (ii) the differential wage payment shall be treated as Compensation, and (iii) the Plan shall not be treated as failing to meet the requirements of any provision described in Section 414(u)(1)(C) of the Code by reason of any contribution or benefit which is based on the differential wage payment.

(c)                                  Severance from employment.  For purposes of Section 401(k)(2)(B)(i)(I) of the Code, an individual shall be treated as having severed from employment during any period the individual is performing service in the uniformed services described in Section 3401(h)(2)(A) of the Code.

If a Participant elects to receive a distribution by reason of such severance from employment, the Participant may not make an elective deferral or Employee contribution during the six (6)-month period beginning on the date of such distribution.

The provisions of this Section 8.8 shall be interpreted consistent with, and governed by, the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART Act”) and regulatory guidance issued thereunder.

ARTICLE NINE—ADMINISTRATION OF THE PLAN

9.1                               PLAN ADMINISTRATION. Notwithstanding any provisions of this Plan to the contrary:

(a)                                 In General. The Owens-Illinois, Inc. Employee Benefits Committee shall be the Plan Administrator, hereinbefore and hereinafter called the Administrator, and a “named fiduciary” (for purposes of Section 402(a)(1) of  ERISA.

(b)                                 Members of the Committee. The Chief Executive Officer of Owens-Illinois, Inc. (or other officer(s) of Owens-Illinois, Inc. acting as the Chief Executive Officer’s delegate) shall determine the number of members to be appointed to the Committee and shall fill any vacancies in the Committee, should such vacancies occur. The Chief Executive Officer (or other officer(s) acting as his delegate) shall also determine the length of time such members shall serve on the Committee and shall select, from time to time, a Chairman and a Secretary for the Committee. Any person may be a member of the Committee, an alternative member of the Committee, and a Participant simultaneously. (Please note that the Chief Executive Officer (or other officer(s) acting as his delegate) may change the number of members appointed to the Committee and the length of time such members shall serve on the Committee at his discretion. In addition, he reserves the right to replace any member of the Committee, the Chairman of the Committee and/or the Secretary of the Committee at any time.)

(c)                                  Absence or Disability of a Member. If a member of the Committee is absent or becomes disabled and cannot act on the Committee’s behalf, an alternative member shall take his place until he returns from such absence or disability. The alternative member shall have the same rights, powers, and duties as the absent or disabled member he has replaced.  In addition, if the absence or disability of the original member of the Committee is or becomes permanent, the Chief Executive Officer (or other officer(s) acting as his delegate) reserves the right to fill the vacancy left by such member at his discretion, or, if he so chooses, to eliminate such member’s position entirely. (Please note that the Chief Executive Officer (or delegate acting on his behalf) reserves the right to make the substitution of the absent or disabled member permanent even if such member returns from his absence or disability. He also reserves the right to fill the vacant seat left by the absent or disabled member with a person other than the alternative member acting on such member’s behalf.)

(d)                                 Duties of the Committee. Hereunder, the Committee shall determine which Participants and their Beneficiaries are entitled to receive benefits. The Committee shall also determine when such Participants and their Beneficiaries will receive such benefits. The Trustee shall determine which Participants and their Beneficiaries will receive benefit disbursements in accordance with the advice provided by the Committee. In addition, the amount of the benefit disbursements to be received by the Participants and their Beneficiaries shall be determined by the Trustee in accordance with the advice provided by the Committee. The Committee shall be required to keep records of all of its actions, including minutes of its meetings, and a written list of the names and addresses of Participants and their

Beneficiaries who are receiving benefit disbursements that have been distributed by the Trustee. These records and written list are to be furnished to such Trustee from time to time.

(e)                                  Authority of the Committee. The Committee reserves the right to adopt, modify, and/or rescind any and all regulations in regards to the Plan as it deems necessary and/or appropriate. Under applicable law, the Committee is required to make fair, equitable, and nondiscriminatory rulings and decisions in regards to any questions which may arise in respect to the following: (i) employees, (ii) Participants and their Beneficiaries, (iii) payments and amounts of benefits, (iv) the construction and/or interpretation of each Trust Agreement and (v) the construction and/or interpretation of the Plan. Person(s) interested in becoming involved in the decision and/or ruling made by the Committee should be aware that the rights and obligations provided under such ruling and/or decision are final and binding for both the person(s) involved and the Committee hereunder.  The Committee shall be authorized to take such steps as are necessary to correct any overpayment or underpayment of benefits to Participants and their Beneficiaries, including but not limited to appropriate adjustment of any future payments.

Committee members shall normally not be compensated for their service to the Committee. However, such members, unless paid by the Employer are entitled to reimbursement from the Trustee for all of the Trustee’s expenses of administrating the Plan, including, but not limited to, fees of accounts, actuaries, counsel, investment advisors and other specialists. In addition, any other expenses of administrating the Plan incurred by any Committee member or other fiduciary, unless paid by the Employer, with respect to the Plan in the discharge of fiduciary duties may be paid or reimbursed to Committee members out of the Trust Fund, to the extent authorized by the collective Committee.

Any fiduciary already receiving full-time pay from an Employer and serving for the Committee shall not receive any form of compensation from the Plan except for the reimbursement of certain expenses incurred, as deemed appropriate. Such expenses incurred must be documented properly in order to be reimbursed. Any incurred expense(s) is deemed to be inapplicable or falsified will not be reimbursed. If an incurred expense(s) is discovered to have been falsified after distribution, the fiduciary is required to pay such reimbursement(s) back to the Trustee. (Please note that if a fiduciary is found guilty of purposely falsifying incurred expenses for any reason, such fiduciary may be subject to punishment under applicable law.)

If a Committee member decides upon a course of action (or inaction) that results in a negative consequence(s) and such decision was made because such member was advised to take (or not to take) a course of action, in good faith reliance, by any investment advisor and/or any other specialist, such Committee member will be fully protected from any charges, including legal and fiduciary charges, to the extent provided by ERISA.

(f)                                   Indemnification. To the extent permitted by law, Owens-Illinois, Inc. and each Employer shall indemnify and hold harmless each of the following: (i) member of the Board of Directors of Owens-Illinois, Inc., (ii) member of the Committee, created by the Chief Executive Officer (or other officer(s) appointed as his delegate), of Owens-Illinois, Inc., (iii) officer of Owens-Illinois, Inc., and (iv) employee of Owens-Illinois, Inc. Additionally, if Owens-Illinois, Inc. and other Employers associated with Owens-Illinois, Inc. delegate any independent Employer duties, responsibilities, and authority over the Plan, Owens-Illinois, Inc. and other Employers associated with Owens-Illinois, Inc. shall indemnify and hold harmless such independent Employer. (Please note that the authority over the Plan mentioned above is authority in respect with respect the Plan from or against all claims, liabilities, fines, penalties, and expenses reasonably incurred or imposed (including, but not limited to, reasonable attorney fees) which arise as a result of any action (or inaction) in connection with the operation and administration of the Plan to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by an Employer.)

Notwithstanding the foregoing, an independent Employer must consent, in writing, to any settlement or compromise made in regards to such independent Employer’s action (or inaction) in order for Owens-Illinois, Inc. and other Employers associated with Owens-Illinois, Inc. to indemnify and hold harmless such independent Employer for any amount incurred through such settlement or compromise.

9.2                               CLAIMS PROCEDURE

The provisions of subsection (a) below shall apply to all benefit claims under the Plan, except as provided in subsection (b) below.

(a)                                 Pursuant to procedures established by the Administrator, claims for benefits under the Plan made by a Participant or Beneficiary (the “claimant”) must be submitted in writing to the Administrator. Approved claims shall be processed and instructions issued to the Trustee or custodian authorizing payment as claimed.

If a claim is denied in whole or in part, the Administrator shall notify the claimant within ninety (90) days after receipt of the claim (or within one hundred eighty (180) days, if special circumstances require an extension of time for processing the claim, and provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the initial ninety (90) day period).

The notice of the denial of the claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(1)                                 the specific reason or reasons for the denial of the claim;

(2)                                 the specific references to the pertinent Plan provisions on which the denial is based;

(3)                                 a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(4)                                 a statement that any appeal of the denial must be made by giving to the Administrator, within sixty (60) days after receipt of the denial of the claim, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim; and

(5)                                 a statement about the claimant’s right to bring civil action under Section 502(a) of ERISA if the claim is denied on review.

Upon denial of a claim in whole or part, the claimant (or his duly authorized representative) shall have the right to submit a written request to the Administrator for a full and fair review of the denied claim, to be permitted to review documents (free of charge) pertinent to the denial, and to submit issues and comments in writing. Any appeal of the denial must be given to the Administrator within the period of time prescribed under (a)(iv) above. If the claimant (or his duly authorized representative) fails to appeal the denial to the Administrator within the prescribed time, the Administrator’s adverse determination shall be final, binding and conclusive.

The Administrator may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The Administrator shall advise the claimant of the results of the review within sixty (60) days after receipt of the written request for the review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. If such extension of time is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of the review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, the claimant’s right to receive free of charge upon written request, reasonable access to and copies of, all Plan documents, records, and other information relevant to the claim, and a statement about the claimant’s right to bring a civil action under Section 502(a) of ERISA. The decision of the Administrator shall be final, binding and conclusive.  No legal action to recover benefits under the Plan may be filed after 12 months of the date of the decision on appeal.

(b)                                 The provisions of this subsection (b) shall apply to a claim involving a determination by the Administrator of a Participant’s Disability.

Such a claim for Disability benefits must be submitted in writing to the Administrator. Approved claims shall be processed and instructions issued to the Trustee or custodian authorizing payment as claimed.

If such a claim is denied in whole or in part, the Administrator shall notify the claimant within forty-five (45) days after receipt of the claim (or within seventy-five (75) days, if special circumstances require an extension of time for processing the claim, and provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the initial forty-five (45) day period).

If, prior to the end of the seventy five (75) day extended period, the Administrator determines that a decision cannot be rendered within the initial extension period due to special circumstances, the period for making a determination may be extended for up to an additional thirty (30) days, provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the originally extended seventy-five (75) day period.

The notice of the denial of the claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(1)                                 the specific reason or reasons for the denial of the claim;

(2)                                 the specific references to the pertinent Plan provisions on which the denial is based;

(3)                                 a description of any additional materials or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(4)                                 a statement that any appeal of the denial must be made by giving to the Administrator, within one hundred eighty (180) days after receipt of the denial of the claim, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim;

(5)                                 a statement about the claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied on review; and

(6)                                 to the extent that an internal rule, guideline, protocol, or other similar criterion was relied upon in the denial, the notification shall set forth the specific rule, guideline, protocol, or criterion or indicate that such was relied upon and that a copy will be provided free of charge to the claimant upon request.

Upon denial of a claim in whole or in part, the claimant (or his duly authorized representative) shall have the right to submit a written request to the Administrator for a full and fair review of the denied claim, to be permitted to review documents (free of charge) pertinent to the denial, and to submit issues and comments in writing. Any appeal of the denial must be given to the Administrator within the period of time prescribed under subsection (b)(4) above. If the claimant (or his duly authorized representative) fails to appeal the denial to the Administrator within the prescribed time, the Administrator’s initial adverse determination shall be final, binding and conclusive.

The Administrator shall consider the full record of the claimant’s appeal without deference to the initial determination and, if the determination is based in whole or in part on a medical judgment, shall consult with a health care professional experienced in the field of medicine involved in the medical judgment. The health care professional consulted on the appeal shall be an individual who was not consulted in connection with the initial denied claim (nor a subordinate of any individual consulted in connection with the initial denied claim) and whose identity shall be disclosed to the claimant upon written request of the claimant, regardless of whether the health care professional’s advice was relied upon in making the subsequent claim determination.

The Administrator shall render a decision that shall be binding upon both parties. The Administrator shall advise the claimant of the results of their review within forty-five (45) days after receipt of the written request for the review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than ninety (90) days after receipt of the request for review. If such extension of time is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of the review shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(1)                                 the specific reason or reasons for the denial of the claim;

(2)                                 the specific references to the pertinent Plan provisions on which the denial is based;

(3)                                 the claimant’s right to receive free of charge, upon written request, reasonable access to and copies of, all Plan documents, records, and other information relevant to the claim;

(4)                                 a statement about the claimant’s right to bring a civil action under Section 502(a) of ERISA; and

(5)                                 to the extent that an internal rule, guideline, protocol, or other similar criterion was relied upon in the denial, the notification shall set forth the specific rule, guideline, protocol, or criterion or indicate that such was relied upon and that a copy will be provided free of charge to the claimant upon request.

The decision of the Administrator shall be final, binding and conclusive.  No legal action to recover benefits under the Plan may be filed after 12 months of the date of the decision on appeal.

9.3                               TRUST AGREEMENT. The Trust Agreement entered into by and between the Employer and the Trustee, including any supplements or amendments thereto, or any successor Trust Agreement, is incorporated by reference herein.

ARTICLE TEN—SPECIAL COMPLIANCE PROVISIONS

10.1                        DISTRIBUTION OF EXCESS ELECTIVE DEFERRALS. Notwithstanding any other provision of the Plan, “Excess Elective Deferrals” (as defined below) (and income or loss allocable thereto, including all earnings, expenses and appreciation or depreciation in value, whether or not realized) shall be distributed no later than each April 15 to Participants who claim Excess Elective Deferrals for the preceding calendar year.  Distribution of Excess Elective Deferrals for a year shall be made first from the portion of the Participant’s vested Account consisting of any “designated Roth contributions” made under Section 4.1, then from any pre-tax contributions made under Section 4.1, unless the Participant specifies otherwise in accordance with the rules and procedures established by the Administrator.

“Excess Elective Deferrals” shall mean the amount of Elective Deferrals (as defined below) for a calendar year that the Participant designates to the Plan pursuant to the following procedure. The Participant’s designation: shall be submitted to the Administrator in writing no later than March 1; shall specify the Participant’s Excess Elective Deferrals for the preceding calendar year; and shall be accompanied by the Participant’s written statement that if the Excess Elective Deferrals is not distributed, it will, when added to amounts deferred under other plans or arrangements described in Section 401(k), 408(k) or 403(b) of the Code, exceed the limit imposed on the Participant by Section 402(g) of the Code for the year in which the deferral occurred. Excess Elective Deferrals shall mean those Elective Deferrals that are includible in a Participant’s gross income under Section 402(g) of the Code to the extent such Participant’s Elective Deferrals for a taxable year exceed the dollar limitation under such  Section of the Code.

An Excess Elective Deferral, and the income or loss allocable thereto, may be distributed before the end of the calendar year in which the Elective Deferrals were made. A Participant who has an Excess Elective Deferral for a taxable year, taking into account only his Elective Deferrals under the Plan or any other plans of the Employer (including any member of the Employer’s related group (within the meaning of Section 2.4(b)), shall be deemed to have designated the entire amount of such Excess Elective Deferral.

Excess Elective Deferrals shall be adjusted for any income or loss up to the date of distribution. For purposes of this Section 10.1, whenever reference is made to the income or loss allocable to an Excess Elective Deferral, such income or loss shall be determined as follows. The income or loss allocable to Excess Elective Deferrals allocated to each Participant is the sum of: (i) income or loss allocable to the Participant’s deferred amounts for the Plan Year multiplied by a fraction, the numerator of which is the Excess Elective Deferrals made on behalf of the Participant for the Plan Year, and the denominator of which is the sum of the Participant’s Account balances attributable to the Participant’s Elective Deferrals on the last day of the Plan Year; and (ii) ten percent (10%) of the amount determined under (i) multiplied by the number of whole calendar months between the end of the Plan Year and the date of distribution, counting the month of distribution if distribution occurs after the fifteenth (15th) of such month.

For purposes of this Article Ten, “Elective Deferrals” shall mean any Employer contributions made to the Plan at the election of the Participant, in lieu of cash compensation, and shall include contributions made pursuant to a salary deferral reduction agreement or other deferral mechanism. With respect to any taxable year, a Participant’s Elective Deferrals is the sum of all Employer contributions made on behalf of such Participant pursuant to an election to defer under any qualified cash or deferred arrangement described in Section 401(k) of the Code, any salary reduction simplified employee pension described in Section 408(k)(6) of the Code, and SIMPLE IRA Plan described in Section 408(p) of the Code, any eligible deferred compensation plan under Section 457 of the Code, any plan described under Section 501(c)(18) of the Code, and any Employer contributions made on behalf of a Participant for the purchase of an annuity contract under Section 403(b) of the Code pursuant to a salary reduction agreement. Elective Deferrals shall not include any deferrals properly distributed as excess annual additions.

Notwithstanding the foregoing, the Administrator shall not calculate and distribute income for the period after the close of the Plan Year in which the Excess Elective Deferral occurred and prior to the distribution of such Excess Elective Deferral.

10.2                        LIMITATIONS ON 401(k) CONTRIBUTIONS

(a)                                 Actual Deferral Percentage Test (“ADP Test”). Amounts contributed as elective deferrals under Section 4.1(a) and, if so elected by the Employer, “Qualified Matching Contributions” (as defined below) and any Fail-Safe Contributions made under this Section, are considered to be amounts deferred pursuant to Section 401(k) of the Code. For purposes of this Section, these amounts are referred to as the “deferred amounts.” For purposes of the “actual deferral percentage test” described below, (i) such deferred amounts must be made before the last day of the twelve (12)-month period immediately following the Plan Year to which the contributions relate, and (ii) the deferred amounts relate to Compensation that (A) would have been received by the Participant in the Plan Year but for the Participant’s election to make deferrals, (B) is attributable to services performed by the Participant in the Plan Year, or (C) is contributed in the form of “designated Roth contributions” pursuant to Section 402A of the Code, and, but for the Participant’s election to make deferrals, would have been received by the Participant within two and one-half (2½) months after the close of the Plan Year. The Employer shall maintain records sufficient to demonstrate satisfaction of the actual deferral percentage test and the deferred amounts used in such test.

For purposes of this Section, “Qualified Matching Contributions” shall mean matching contributions which are subject to the distribution and nonforfeitability requirements under Section 401(k) of the Code and satisfy Section 1.401(k)-2(a)(6) of the IRS Treasury regulations.

As of the last day of each Plan Year, the deferred amounts for the Participants who are Highly-Compensated Employees for the Plan Year shall satisfy either of the following tests:

(1)                                 The actual deferral percentage for the eligible Participants who are Highly-Compensated Employees for the Plan Year shall not exceed the actual deferral percentage for eligible Participants who are Nonhighly-Compensated Employees for the Plan Year multiplied by 1.25; or

(2)                                 The actual deferral percentage for eligible Participants who are Highly-Compensated Employees for the Plan Year shall not exceed the actual deferral percentage of eligible Participants who are Nonhighly-Compensated Employees for the Plan Year multiplied by two (2), provided that the actual deferral percentage for eligible Participants who are Highly-Compensated Employees for the Plan Year does not exceed the actual deferral percentage for eligible Participants who are Nonhighly-Compensated Employees by more than two (2) percentage points.

Notwithstanding the foregoing, if elected by the Employer by Plan amendment, the foregoing percentage tests shall be applied based on the actual deferral percentage of the Nonhighly-Compensated Employees for the prior Plan Year; provided, however, the change in testing methods complies with the requirements set forth in the Final 401(k) and 401(m) Regulations and any other superseding guidance.

In the event the Plan changes from the current year testing method to the prior year testing method, then, for purposes of the first testing year for which the change is effective, the actual deferral percentage for Nonhighly-Compensated Employees for the prior year shall be determined by taking into account only elective deferrals (within the meaning of Section 4.1) for those Nonhighly-Compensated Employees that were taken into account for purposes of the actual deferral percentage test (and not the actual contribution percentage test) under the current year testing method for the prior year.

For purposes of the above tests, the “actual deferral percentage” shall mean for a specified group of Participants for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of (1) deferred amounts actually paid over to the Trust on behalf of such Participant for the Plan Year to (2) the Participant’s Compensation (within the meaning of Section 1.6) or, if the Employer chooses, Participant’s compensation determined by using any other definition of compensation that satisfies the nondiscrimination requirements of Section 414(s) of the Code and the regulations thereunder.  For purposes hereof, the Participant’s compensation shall be referred to as “414(s) Compensation.” An Employer may limit the period taken into account for determining 414(s) Compensation to that part of the Plan Year or calendar year in which an Employee was a Participant in the component of the Plan being tested. The period used to determine 414(s) Compensation must be applied uniformly to all Participants for the Plan Year. Deferred amounts on behalf of any Participant shall include (1) any Elective Deferrals made pursuant to the Participant’s deferral election (including Excess Elective Deferrals of Highly Compensated Employees), but excluding (a) Excess Elective Deferrals of Nonhighly-Compensated Employees that arise solely from Elective Deferrals made under the Plan or plans of this Employer and (b) Elective

Deferrals that are taken into account in the actual contribution percentage test (provided the actual deferral percentage test is satisfied both with and without exclusion of these Elective Deferrals); and (2) Qualified Matching Contributions and Fail-Safe Contributions. For purposes of computing Actual Deferral Percentages, an Employee who would be a Participant but for failure to make Elective Deferrals shall be treated as a Participant on whose behalf no Elective Deferrals are made.

For purposes of this Section 10.2, the actual deferral percentage for any eligible Participant who is a Highly-Compensated Employee for the Plan Year and who is eligible to have Elective Deferrals allocated to his Account under two (2) or more plans or arrangements described in Section 401(k) of the Code that are maintained by the Employer or any employer who is a related group member (within the meaning of Section 2.4(b)) shall be determined as if all such deferrals were made under a single arrangement. In the event that this Plan satisfies the requirements of Sections 401(k), 401(a)(4) or 410(b) of the Code only if aggregated with one (1) or more other plans, or if one (1) or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this Plan, then the provisions of this Section 10.2 shall be applied by determining the actual deferral percentage of eligible Participants as if all such plans were a single plan. If the Employer elects by Plan amendment to use the prior year testing method, any adjustments to the Nonhighly-Compensated Employee actual deferral percentage for the prior year shall be made in accordance with the Final 401(k) and 401(m) Regulations. Plans may be aggregated in order to satisfy Section 401(k) of the Code only if they have the same Plan Year and use the same average actual deferral percentage testing method.

The determination and treatment of deferred amounts and the actual deferral percentage of any Participant shall be subject to the prescribed requirements of the Secretary of the Treasury.

In the event the actual deferral percentage test is not satisfied for a Plan Year, the Employer, in its discretion, may make a Fail-Safe Contribution for eligible Participants who are Nonhighly-Compensated Employees, to be allocated among their Accounts in proportion to their compensation for the Plan Year. For purposes of this subsection, “compensation” shall mean compensation used for the actual deferral percentage test.

In the event the actual deferral percentage test is not satisfied for a Plan Year, the Employer, in its discretion, may make a Fail-Safe Contribution for eligible Participants who are Nonhighly-Compensated Employees, equal to a specified percentage of compensation; provided, however such percentage does not exceed the greater of five percent (5%) or two times the Plan’s “representative contribution rate.” For purposes of this subsection:

(i)                                     “compensation” - shall mean compensation used for the actual deferral percentage test.

(ii)                                  “representative contribution rate” — shall mean the greater of:

(A)                               the lowest applicable contribution rate (defined below) of any eligible Nonhighly-Compensated Employee among a group of eligible Nonhighly-Compensated Employees that consists of at least fifty percent (50%) of the total eligible Nonhighly-Compensated Employees for the Plan Year, or

(B)                               the lowest applicable contribution rate of any eligible Nonhighly-Compensated in the group of all eligible Nonhighly-Compensated Employees for the Plan Year and who is employed by the Employer on the last day of the Plan Year.

The applicable contribution rate for an eligible Nonhighly-Compensated Employee is the sum of the qualified matching contribution taken into account for the eligible Nonhighly-Compensated Employee for the Plan Year and the Fail-Safe Contribution made for the eligible Nonhighly-Compensated Employee for the Plan Year, divided by the eligible Nonhighly-Compensated Employee’s compensation for the same period.

(b)                                 Distributions of Excess Contributions.

(1)                                 In General. If the actual deferral percentage test of Section 10.2(a) is not satisfied for a Plan Year, then the “excess contributions”, and income allocable thereto, shall be distributed, to the extent required under Treasury regulations, no later than the last day of the Plan Year following the Plan Year for which the excess contributions were made. However, if such excess contributions are distributed later than two and one-half (2½) months (or such longer period as permitted by applicable law and/or regulatory guidance) following the last day of the Plan Year in which such excess contributions were made, a ten percent (10%) excise tax shall be imposed upon the Employer with respect to such excess contributions.

(2)                                 Excess Contributions. For purposes of this Section, “excess contributions” shall mean, with respect to any Plan Year, the excess of:

(i)                                     The aggregate amount of Employer contributions actually taken into account in computing the numerator of the actual deferral percentage of Highly-Compensated Employees for such Plan Year, over

(ii)                                  The maximum amount of such contributions permitted by the ADP test under Section 10.2(a) (determined by hypothetically reducing contributions made on behalf of Highly-Compensated Employees in order of the actual deferral percentages, beginning with the highest of such percentages).

Excess contributions shall be allocated to the Highly-Compensated Employees with the highest dollar amounts of contributions taken into account in calculating the actual deferral percentage test for the year in which the excess arose, beginning with the Highly-Compensated Employee with the highest dollar amount of such contributions and continuing in descending order until all the excess contributions have been allocated. For purposes of the preceding sentence, the “highest dollar amount” is determined after distribution of any excess contributions. To the extent a Highly-Compensated Employee has not reached his catch-up contribution limit (set forth in Section 4.1(e)), excess contributions allocated to such Highly-Compensated Employee are catch-up contributions and will not be treated as excess contributions.

(3)                                 Determination of Income. Excess contributions shall be adjusted for any income or loss up to the date of distribution. The income or loss allocable to excess contributions allocated to each Participant is the sum of: (i) income or loss allocable to the Participant’s deferred amounts for the Plan Year multiplied by a fraction, the numerator of which is the excess contributions made on behalf of the Participant for the Plan Year, and the denominator of which is the sum of the Participant’s Account balances attributable to the Participant’s deferred amounts on the last day of the Plan Year; and (ii) ten percent (10%) of the amount determined under (i) multiplied by the number of whole calendar months between the end of the Plan Year and the date of distribution, counting the month of distribution if distribution occurs after the fifteenth (15th) of such month.  Notwithstanding the foregoing, the Administrator shall not calculate and distribute income for the period after the close of the Plan Year in which the excess contribution occurred and prior to the distribution of such excess contribution.

(4)                                 Accounting for Excess Contributions. Excess contributions shall be distributed from that portion of the Participant’s Account attributable to such deferred amounts as follows:  first from any designated Roth contributions made under Section 4.1, then from any pre-tax contributions made under Section 4.1, unless the Participant specifies otherwise in accordance with the rules and procedures established by the Administrator.

10.3                        NONDISCRIMINATION TEST FOR EMPLOYER MATCHING CONTRIBUTIONS AND AFTER-TAX CONTRIBUTIONS

(a)                                 Average Contribution Percentage Test (“ACP Test”). To the extent required by applicable law, the provisions of this Section shall apply if Employer matching contributions are made in any Plan Year under Section 4.2(a) and such matching contributions are not used to satisfy the actual deferral percentage test of Section 10.2 and/or in the event Employee after-tax contributions are made to the Plan under Section 4.6. Any Employee after-tax contributions that are used to satisfy the average contribution percentage test shall satisfy the requirements of Section 1.401(m)-2(a)(6) of the IRS Treasury regulations.

As of the last day of each Plan Year, the average contribution percentage for Highly-Compensated Employees for the Plan Year shall satisfy either of the following tests:

(1)                                 The average contribution percentage for eligible Participants who are Highly-Compensated Employees for the Plan Year shall not exceed the average contribution percentage for eligible Participants who are Nonhighly-Compensated Employees for the Plan Year multiplied by 1.25; or

(2)                                 The average contribution percentage for eligible Participants who are Highly-Compensated Employees for the Plan Year shall not exceed the average contribution percentage for eligible Participants who are Nonhighly-Compensated Employees for the Plan Year multiplied by two (2), provided that the average contribution percentage for eligible Participants who are Highly-Compensated Employees for the Plan Year does not exceed the average contribution percentage for eligible Participants who are Nonhighly-Compensated Employees by more than two (2) percentage points.

Notwithstanding the foregoing, if elected by the Employer by Plan amendment, the foregoing percentage tests shall be applied based on the average contribution percentage of the Nonhighly-Compensated Employees for the prior Plan Year; provided, however, the change in testing methods complies with the requirements set forth in the Final 401(k) and 401(m) Regulations and any other superseding guidance.

In the event the Plan changes from the current year testing method to the prior year testing method, then, for purposes of the first testing year for which the change is effective, the average contribution percentage for Nonhighly-Compensated Employees for the prior year shall be determined by taking into account only (a) after-tax contributions for those Nonhighly-Compensated Employees for the prior year, and (b) matching contributions for those Nonhighly-Compensated Employees that were taken into account for purposes of the average contribution percentage test (and not the average actual deferral percentage test) under the current year testing method for the prior year.

For purposes of the above tests, the “average contribution percentage” shall mean the average (expressed as a percentage) of the contribution percentages of the “eligible Participants” in each group. The “contribution percentage” shall mean the ratio (expressed as a percentage) that the sum of Employer matching contributions, and, if applicable, Employee after-tax contributions, and elective deferrals under Section 4.1 (to the extent such elective deferrals are not used to satisfy the actual deferral percentage test of Section 10.2) under the Plan on behalf of the eligible

Participant for the Plan Year bears to the eligible Participant’s Compensation (within the meaning of Section 1.6) or, if the Employer chooses, Participant’s compensation determined by using any other definition of compensation that satisfies the nondiscrimination requirements of Section 414(s) of the Code and the regulations thereunder. For purposes hereof, the Participant’s compensation shall be referred to as “414(s) Compensation.” An Employer may limit the period taken into account for determining 414(s) Compensation to that part of the Plan Year or calendar year in which an Employee was a Participant in the component of the Plan being tested.  The period used to determine 414(s) Compensation must be applied uniformly to all Participants for the Plan Year. Such average contribution percentage shall be determined without regard to matching contributions that are used either to correct excess contributions hereunder or because contributions to which they relate are excess deferrals under Section 10.1 or excess contributions under Section 10.2. “Eligible Participant” shall mean each Employee who is eligible to receive Employer matching contributions or make after-tax contributions.

For purposes of this Section 10.3, the contribution percentage for any eligible Participant who is a Highly-Compensated Employee for the Plan Year and who is eligible to have Employer matching contributions, elective deferrals and/or after-tax contributions allocated to his Account under two (2) or more plans described in Section 401(a) of the Code or under arrangements described in Section 401(k) of the Code that are maintained by the Employer or any member of the Employer’s related group (within the meaning of Section 2.4(b)), shall be determined as if all such contributions were made under a single plan.

In the event that this Plan satisfies the requirements of Section 401(m), 401(a)(4) or 410(b) of the Code only if aggregated with one (1) or more other plans, or if one (1) or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this Plan, then the provisions of this Section 10.3 shall be applied by determining the contribution percentages of eligible Participants as if all such plans were a single plan. If the Employer elects by Plan amendment to use the prior year testing method, any adjustments to the Nonhighly-Compensated Employee actual contribution percentage for the prior year shall be made in accordance with the Final 401(k) and 401(m) Regulations. Plans may be aggregated in order to satisfy Section 401(m) of the Code only if they have the same Plan Year and use the same average contribution percentage testing method.

The determination and treatment of the contribution percentage of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

(b)                                 Distribution of Excess Employer Matching Contributions.

(1)                                 In General. If the nondiscrimination tests of Section 10.3(a) are not satisfied for a Plan Year, then the “excess aggregate contributions”, and any income allocable thereto, shall be forfeited, if otherwise forfeitable, no later than the last day of the Plan Year following the Plan Year for which the nondiscrimination tests are not satisfied, and shall be used to reduce Employer matching contributions under Section 4.2. To the extent that such “excess aggregate contributions” are nonforfeitable, such excess contributions shall be distributed to the Participant on whose behalf the excess contributions were made no later than the last day of the Plan Year following the Plan Year for which such “excess aggregate contributions” were made. However, if such excess contributions are distributed later than two and one-half (2½) months (or such longer period as permitted by applicable law and/or regulatory guidance) following the last day of the Plan Year in which such excess contributions were made, a ten percent (10%) excise tax shall be imposed upon the Employer with respect to such excess contributions.

(2)                                 Excess Aggregate Contributions.  For purposes of this Section, “excess aggregate contributions” shall mean, with respect to any Plan Year, the excess of:

(i)                                     The aggregate amount of Employer matching contributions and, if applicable, Employee after-tax contributions, and elective deferrals under Section 4.1 (to the extent not used to satisfy the actual deferral percentage test of Section 10.2) actually taken into account in computing the numerator of the actual contribution percentage of Highly-Compensated Employees for such Plan Year, over

(ii)                                  The maximum amount of such contributions permitted by the ACP test under Section 10.3(a) (determined by hypothetically reducing contributions made on behalf of Highly-Compensated Employees in order of the actual contribution percentages, beginning with the highest of such percentages).

Excess contributions shall be allocated to the Highly-Compensated Employee with the largest “contribution percentage amounts” (as defined below) taken into account in calculating the average contribution percentage test for the year in which the excess arose, beginning with the Highly-Compensated Employee with the largest amount of such contribution percentage amounts and continuing in descending order until all the excess aggregate contributions have been allocated. For purposes of the preceding sentence, the “largest amount” is determined after distribution of any excess aggregate contributions.

For purposes of the preceding paragraph, “contribution percentage amounts” shall mean the sum of Employer matching contributions and, if applicable, Employee after-tax contributions, and elective deferrals (to the extent not used to satisfy the actual deferral percentage test of Section 10.2) made under the Plan on behalf of the Participant for the Plan Year.

(3)                                 Determination of Income. Excess aggregate contributions shall be adjusted for an income or loss up to the date of distribution. The income or loss allocable to excess contributions allocated to each Participant is the sum of: (i) income or loss allocable to the Employer matching contributions and, if applicable, Employee after-tax contributions, and such elective deferrals for the Plan Year multiplied by a fraction, the numerator of which is the excess aggregate contributions on behalf of the Participant for the Plan Year, and the denominator of which is the sum of the Participant’s Account balances attributable to Employer matching contributions and, if applicable, Employee after-tax contributions, and such elective deferrals (to the extent not used to satisfy the average actual percentage test of Section 10.2) on the last day of the Plan Year; and (ii) ten percent (10%) of the amount determined under (i) multiplied by the number of whole calendar months between the end of the Plan Year and the date of distribution, counting the month of distribution if distribution occurs after the fifteenth (15th) of such month.  Notwithstanding the foregoing, the Administrator shall not calculate and distribute income for the period after the close of the Plan Year in which the excess aggregate contribution occurred and prior to the distribution of such excess aggregate contribution.

Notwithstanding the foregoing, to the extent otherwise required to comply with the requirements of Section 401(a)(4) of the Code and the regulations thereunder, vested matching contributions may be forfeited.

ARTICLE ELEVEN—LIMITATION ON ANNUAL ADDITIONS

11.1                        RULES AND DEFINITIONS

(a)                                 Rules. The following rules shall limit additions to Participants’ Accounts:

(1)                                 If the Participant does not participate, and has never participated, in another qualified plan maintained by the Employer, the amount of annual additions which may be credited to the Participant’s Account for any limitation year shall not exceed the lesser of the “maximum permissible” amount (as hereafter defined) or any other limitation contained in this Plan. If the Employer contribution that would otherwise be allocated to the Participant’s Account would cause the annual additions for the limitation year to exceed the maximum permissible amount, the amount allocated shall be reduced so that the annual additions for the limitation year shall equal the maximum permissible amount.

(2)                                 Prior to determining the Participant’s actual compensation for the limitation year, the Employer may determine the maximum permissible amount for a Participant on the basis of a reasonable estimation of the Participant’s compensation for the limitation year, uniformly determined for all Participants similarly situated.

(3)                                 As soon as is administratively feasible after the end of the limitation year, the maximum permissible amount for the limitation year shall be determined on the basis of the Participant’s actual compensation for the limitation year.

(4)                                 If the limitations of Section 415 of the Code are exceeded, such excess amount shall be corrected in accordance with the requirements of applicable law, including pursuant to the Employee Plans Compliance Resolution System.

(5)                                 If, in addition to this Plan, the Participant is covered under another defined contribution plan maintained by the Employer, or a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Employer, or an individual medical account, as defined in Section 415(1)(2) of the Code, maintained by the Employer which provides an annual addition, the annual additions which may be credited to a Participant’s Account under all such plans for any such limitation year shall not exceed the maximum permissible amount. Benefits shall be reduced under any discretionary defined contribution plan before they are reduced under any defined contribution pension plan.  If both plans are discretionary contribution plans, they shall first be reduced under this Plan. Any excess amount attributable to this Plan shall be disposed of in the manner described in Section 11.1(a)(4).

(b)                                 Definitions.

(1)                                 Annual additions: The following amounts credited to a Participant’s Account for the limitation year shall be treated as annual additions:

(i)                                     Employer contributions;

(ii)                                  Elective deferrals (within the meaning of Section 4.1);

(iii)                               Employee after-tax contributions, if any;

(iv)                              Forfeitures, if any; and

(v)                                 Amounts allocated after March 31, 1984 to an individual medical account, as defined in Section 415(1)(2) of the Code, which is part of a pension or annuity plan maintained by the Employer. Also, amounts derived from contributions paid or accrued after December 31, 1985 in taxable years ending after such date which are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee, as defined in Section 419A(d)(3), and amounts under a welfare benefit fund, as defined in Section 419(e), maintained by the Employer, shall be treated as annual additions to a defined contribution plan.

Employer and Employee contributions taken into account as annual additions shall include “excess contributions” as defined in Section 401(k)(8)(B) of the Code, “excess aggregate contributions” as defined in Section 401(m)(6)(B) of the Code, and “excess deferrals” as defined in Section 402(g) of the Code, regardless of whether such amounts are distributed, recharacterized or forfeited, unless such amounts constitute excess deferrals that were distributed to the Participant no later than April 15 of the taxable year following the taxable year of the Participant in which such deferrals were made.

For this purpose, any excess amount applied under Section 11.1(a)(4) in the limitation year to reduce Employer contributions shall be considered annual additions for such limitation year.

(2)                                 Compensation: For purposes of determining maximum permitted benefits under this Section, compensation shall include all of a Participant’s earned income, wages, salaries, and fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the Employer, including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses, elective deferrals (as defined in Section 402(g)(3) of the Code) made by an Employee to the Plan and any amount contributed or deferred by an Employee on an elective basis and not includable in the gross income of the

Employee under Section 125, 132(f), or 457 of the Code. Notwithstanding the foregoing, compensation for purposes of this Section shall exclude the following:

(i)                                     Except as provided in the preceding paragraph of this Section 11.1(b)(2), Employer contributions to a plan of deferred compensation which are not included in the Employee’s gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan (funded with individual retirement accounts or annuities) to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;

(ii)                                  Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(iii)                               Amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option;

(iv)                              Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) toward the purchase of an annuity described in Section 403(b) of the Code (whether or not the amounts are actually excludable from the gross income of the Employee); and

(v)                                 Amounts in excess of the applicable limit under Section 401(a)(17) of the Code.

Compensation shall be measured on the basis of compensation paid in the limitation year.

Any compensation described in this Section 11.1(b)(2) does not fail to be Compensation merely because it is paid after the Participant’s severance from employment with the Employer, provided the Compensation is paid by the later of 2½ months after severance from employment with the Employer or the end of the limitation year that includes the date of severance from employment. In addition, payment for unused accrued bona fide sick, vacation or other leave shall be included as Compensation if (i) the Participant would have been able to use the leave if employment had continued, (ii) such amounts are paid by the later of 2½ months after severance from employment with the Employer or the end of the Plan Year that includes the date of severance from employment, and (iii) such amounts would have been included as Compensation if they were paid prior to the Participant’s severance from employment with the Employer.

Compensation shall also include differential wage payments as defined by Section 3401(h)(2) of the Code.

(3)                                 Defined contribution dollar limitation: This shall mean $52,000 for calendar year 2014, as adjusted under Section 415(d) of the Code.

(4)                                 Employer: This term refers to the Employer that adopts this Plan, and all members of a controlled group of corporations (as defined in Section 414(b) of the Code, as modified by Section 415(h)), commonly-controlled trades or businesses (as defined in Section 414(c), as modified by Section 415(h)), or affiliated service groups (as defined in Section 414(m)) of which the Employer is a part, or any other entity required to be aggregated with the Employer under Section 414(o) of the Code.

(5)                                 Limitation year: This shall mean the Plan Year, unless the Employer elects a different twelve (12)-consecutive month period. The election shall be made by the adoption of a Plan amendment by the Employer. If the limitation year is amended to a different twelve (12)-consecutive month period, the new limitation year must begin on a date within the limitation year in which the amendment is made.

(6)                                 Maximum permissible amount: Except to the extent permitted under Section 4.1(e) and Section 414(v) of the Code, if applicable, this shall mean an amount equal to the lesser of the defined contribution dollar limitation or one hundred percent (100%) of the Participant’s compensation for the limitation year. If a short limitation year is created because of an amendment changing the limitation year to a different twelve (12)-consecutive month period, the maximum permissible amount shall not exceed the defined contribution dollar limitation multiplied by the following fraction:

Number of months in the short limitation year

12

ARTICLE TWELVE—AMENDMENT AND TERMINATION

12.1                        IN GENERAL. As Plan sponsor, Owens-Illinois, Inc. shall have overall responsibility for the establishment, amendment, and termination of the Plan. Owens-Illinois, Inc.’s Board of Directors and Chief Executive Officer (or other officer(s) acting as his delegate) reserves the rights to delegate any powers, duties, responsibilities, and authority to any Employer associated with Owens-Illinois, Inc. discretionally. This includes the right to assign to such Employer powers, duties, responsibilities, and authority over any Trusts hereunder which have herein been reserved to or conferred upon Owens-Illinois, Inc. or the Employer acting as Owens-Illinois, Inc.’s Plan co-sponsor. The Employers given such powers, duties, responsibilities, and authority must comply with the standards set forth by the Plan. Additionally, the powers, duties, responsibilities, and authority given such Employers shall be exercised, performed, or discharged on behalf of Owens-Illinois, Inc., Owens-Illinois, Inc.’s Board of Directors, the Chief Executive Officer of Owens-Illinois, Inc. (or other officer(s) acting as his delegate) and any other appropriate Employer, officer(s), or committee, pursuant to the procedure hereinafter provided. Whenever reference to an appropriate officer(s) and/or any other Employer is made in the Plan or in a Trust Agreement, such reference shall be to the Chief Executive Officer of Owens-Illinois, Inc. (or other officer(s) of Owens-Illinois, Inc. acting as his delegate) who, at the time concerned, was the one to delegate the powers, duties, responsibilities, or authority to such appropriate officer(s) or Employer. Therefore, such powers, duties, responsibilities, and authorities delegated and any other modification or revocation made thereof shall be recorded in writing and kept on file with the Secretary of Owens-Illinois, Inc. Any act performed in the exercise of delegated authority under the Plan shall be deemed the act of Owens-Illinois, Inc. However, if the delegation to the respective Employee was made by another party, Employer, or officer(s) of equal standing to Owens-Illinois, Inc., then such party, Employer, or officer(s) shall be held responsible. The Plan co-sponsor shall also be held responsible if it was the one to make the delegation. The Board of Directors of Owens-Illinois, Inc. or its Plan co-sponsor or, as the case may be, the board of directors of the other officer(s) or Employer holding the same rights as Owens-Illinois, Inc. reserve the right to revoke or modify any delegation under the Plan. In the event that the Chief Executive Officer of Owens-Illinois, Inc. becomes disabled, takes a leave of absence, or terminates employment with Owens-Illinois, Inc., any person who is President of Owens-Illinois, Inc. shall have the same rights that were conferred upon such Chief Executive Officer until such Chief Executive Officer returns from his leave of absence or disability. In the case of termination of employment or if the absence or disability of the Chief Executive Officer of Owens-Illinois, Inc. becomes permanent, a new Chief Executive Officer of Owens-Illinois, Inc. may be hired as a replacement. (Please note that this new Chief Executive Officer of Owens-Illinois, Inc. is not guaranteed to be the President(s) of Owens-Illinois, Inc. who had control while the prior Chief Executive Officer of Owens-Illinois, Inc.’s seat was vacant. Additionally, the position may be filled by any qualified person(s) even if such person(s) is not an internal employee of Owens-Illinois, Inc., notwithstanding anything contrary in the Plan.)

12.2                        AMENDMENT OR MODIFICATION OF THE PLAN. On behalf of Owens-Illinois, Inc., the appropriate officer(s) shall have the right to amend or modify the Plan at any time, including the right to amend or modify the Plan through a written instrument executed on behalf of Owens-Illinois, Inc after such written instrument is reviewed by the Administrator. However, such officer(s) shall not have the right, through amendment or modification to the Plan, to eliminate or reduce any benefit accrued, including any benefit treated as accrued under Section 411(d)(6) of the Code that, if reduced or eliminated, would violate said Section 411(d)(6). Furthermore, prior to the satisfaction of all liabilities with respect to Employees, Participants and their Beneficiaries, and inactive Participants and their Beneficiaries, no part of the Trust Fund, including any benefit that may be purchased therewith by way of annuity contract or otherwise, shall be paid to or be recoverable by any Employer. Nor shall it be diverted to any other cause or used for any other purpose unless such cause or purpose exclusively benefits Employees, Participants and their Beneficiaries, and/or inactive Participants and their Beneficiaries. (Please note that the International Revenue Service, (or officer(s) or agent(s) thereof), may eliminate any benefits accrued, including those treated as accrued under Section 411(d)(6) of the Code that, if reduced or eliminated, would violate said Section 411(d)(6), if such accrued benefits are being reduced or eliminated in order to meet the standards of Section 401(a) of the Code and/or to meet the requirements of ERISA and/or any other applicable law.) Any such amendment or modification made to the Plan does not have to be delivered to the Trustee in order to be effective in accordance with its terms, but a copy of each such amendment or modification to the Plan must be promptly furnished to the Trustee after it is executed.

12.3                        TERMINATION OF THE PLAN AND THE TRUST.

(a)                                 Termination of the Plan. While Owens-Illinois, Inc. and any associated Employer of Owens-Illinois, Inc. expect to continue the Plan indefinitely, it is important to note that Owens-Illinois, Inc. and any associated Employer of Owens-Illinois, Inc. are not contractually bound to continue the Plan and reserve the right to terminate the Plan. (Continuance of the Plan is not in consideration of, an inducement to, or condition of the employment of any person.) Additionally, Owens-Illinois, Inc. reserves the right, by written resolution of its Board of Directors, to terminate the Plan in regards to itself and in regards to any Employer associated with it. (Please note that such an action is binding, which means that any Employer associated with Owens-Illinois, Inc. must also terminate the Plan.)

Upon termination or partial termination of the Plan, a Participant’s interest or an inactive Participant’s interest under the Plan as of such a date is nonforfeitable to the extent funded, and the Administrator shall allocate the assets of the Plan in accordance with Section 4044 of ERISA in the order of priority set forth therein to the extent that the assets of the Plan are available to provide benefits to Participants and their Beneficiaries and to inactive Participants and their Beneficiaries. Any remaining assets of the Plan shall be distributed to Owens-Illinois, Inc. after satisfaction of the Plan’s liabilities with respect to all Participants and their Beneficiaries and to all inactive Participants and their Beneficiaries.

(b)                                 Termination of the Trust. If the Plan is terminated pursuant to Section 12.3(a) hereof, then, to the extent permitted by law, the appropriate officer(s), on behalf of Owens-Illinois, Inc., may, discretionally, terminate the Trust at any time.  If the

Trust is terminated, the distribution(s) shall be made or provided forthwith from the assets of the Trust as provided in Section 12.3(a). However, if the Trust is continued after the Plan is terminated, then any distribution(s) made or provided from the assets of the Trust shall be made or provided at the same time(s) and upon the same event(s) that were in effect before the Plan was terminated.

ARTICLE THIRTEEN—TOP-HEAVY PROVISIONS

13.1                        APPLICABILITY. The provisions of this Article shall become applicable only for any Plan Year in which the Plan is a Top-Heavy Plan (as defined in Section 13.2(b)) and only if, and to the extent, required under Section 416 of the Code and the regulations issued thereunder. Notwithstanding the foregoing, this Article shall not apply in any Plan Year in which the Plan consists solely of a cash or deferred arrangement which meets the requirements of Section 401(k)(12) of the Code and matching contributions with respect to which the requirements of Section 401(m)(11) of the Code are met.

13.2                        DEFINITIONS. For purposes of this Article, the following definitions shall apply:

(a)                                 “Key Employee”: “Key Employee” shall mean any Employee or former Employee (including any deceased Employee) who, at any time during the Plan Year that includes the determination date, was an officer of the Employer having annual compensation greater than $170,000 in calendar year 2014 (as adjusted under Section 416(i)(1) of the Code), a five percent (5%) owner of the Employer, or a one percent (1%) owner of the Employer having annual compensation of more than $150,000. For this purpose, annual compensation shall mean compensation as defined in Section 11.1(b)(2). The determination of who is a Key Employee (including the terms “5% owner” and “1% owner”) shall be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(b)                                 “Top-Heavy Plan”:

(1)                                 The Plan shall constitute a “Top-Heavy Plan” if any of the following conditions exist:

(i)                                     The top-heavy ratio for the Plan exceeds sixty percent (60%) and the Plan is not part of any required aggregation group or permissive aggregation group of plans; or

(ii)                                  The Plan is part of a required aggregation group of plans (but is not part of a permissive aggregation group) and the top-heavy ratio for the group of plans exceeds sixty percent (60%); or

(iii)                               The Plan is a part of a required aggregation group of plans and part of a permissive aggregation group and the top-heavy ratio for the permissive aggregation group exceeds sixty percent (60%).

(2)                                 If the Employer maintains one (1) or more defined contribution plans (including any simplified employee pension plan funded with individual retirement accounts or annuities) and the Employer maintains or has maintained one (1) or more defined benefit plans which have covered or could cover a Participant in this Plan, the top-heavy ratio is a fraction, the numerator of which is the sum of account balances under the defined contribution plans for all Key Employees and the actuarial equivalents of accrued benefits under the defined benefit plans for all Key Employees, and the denominator of which is the sum of the account balances under the defined contribution plans for all Participants and the actuarial equivalents of accrued benefits under the defined benefit plans for all Participants. Both the numerator and denominator of the top-heavy ratio shall include any distribution of an account balance or an accrued benefit made in the one (1)-year period ending on the determination date and any contribution due to a defined contribution pension plan but unpaid as of the determination date. However, in the case of any distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting a five (5)-year period for a one (1)-year period. In determining the accrued benefit of a non-Key Employee who is participating in a plan that is part of a required aggregation group, the method of determining such benefit shall be either (i) in accordance with the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Employer or any member of the Employer’s related group (within the meaning of Section 2.4(b)), or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Section 411(b)(1)(C) of the Code.

(3)                                 For purposes of (1) and (2) above, the value of account balances and the actuarial equivalents of accrued benefits shall be determined as of the most recent Valuation Date that falls within or ends with the twelve (12)-month period ending on the determination date. The account balances and accrued benefits of a Participant who is not a Key Employee but who was a Key Employee in a prior year shall be disregarded. The accrued benefits and account balances of Participants who have performed no service with any Employer maintaining the Plan for the one (1)-year period ending on the determination date shall be disregarded. The calculations of the top-heavy ratio, and the extent to which distributions, rollovers, and transfers are taken into account shall be made under Section 416 of the Code and regulations issued thereunder.  Deductible Employee contributions shall not be taken into account for purposes of computing the top-heavy ratio. When aggregating plans, the value of account balances and accrued benefits shall be calculated with reference to the determination dates that fall within the same calendar year.

(4)                                 Definition of terms for Top-Heavy status:

(i)                                     “Top-heavy ratio” shall mean the following:

(A)                   If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan funded with individual retirement accounts or annuities) and the Employer has never maintained any defined benefit plans which have covered or could cover a Participant in this Plan, the top-heavy ratio is a fraction, the numerator of which is the sum of the account balances of all Key Employees as of the determination date, and the denominator of which is the sum of the account balances of all Participants as of the determination date. Both the numerator and the denominator shall be increased by any contributions due but unpaid to a defined contribution pension plan as of the determination date.

(ii)                                  “Permissive aggregation group” shall mean the required aggregation group of plans plus any other plan or plans of the Employer which, when considered as a group with the required aggregation group, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

(iii)                               “Required aggregation group” shall mean (A) each qualified plan of the Employer (including any terminated plan) in which at least one Key Employee participates, and (B) any other qualified plan of the Employer which enables a plan described in (A) to meet the requirements of Section 401(a)(4) or 410 of the Code.

(iv)                              “Determination date” shall mean, for any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, “determination date” shall mean the last day of that Plan Year.

(v)                                 “Valuation Date” shall mean the last day of the Plan Year.

(vi)                              Actuarial equivalence shall be based on the interest and mortality rates utilized to determine actuarial equivalence when benefits are paid from any defined benefit plan. If no rates are specified in said plan, the following shall be utilized: pre- and post-retirement interest — five percent (5%); post-retirement mortality based on the Unisex Pension (1984) Table as used by the Pension Benefit Guaranty Corporation on the date of execution hereof.

13.3                        ALLOCATION OF EMPLOYER CONTRIBUTIONS FOR A TOP-HEAVY PLAN YEAR.

(a)                                 Except as otherwise provided below, in any Plan Year in which the Plan is a Top-Heavy Plan, the Employer contributions allocated on behalf of any Participant who is a non-Key Employee shall not be less than the lesser of three percent (3%) of such Participant’s compensation (as defined in Section 11.1(b)(2) and as limited by Section 401(a)(17) of the Code) or the largest percentage of Employer contributions and, elective deferrals (within the meaning of Section 4.1), as a percentage of the Key Employee’s compensation (as defined in Section 11.1(b)(2) and as limited by Section 401(a)(17) of the Code), allocated on behalf of any Key Employee for that Plan Year. This minimum allocation shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation or would have received a lesser allocation for the Plan Year because of insufficient Employer contributions under Section 4.2, the Participant’s failure to make elective deferrals under Section 4.1 or compensation is less than a stated amount.

(b)                                 The minimum allocation under this Section shall not apply to any Participant who was not employed by the Employer on the last day of the Plan Year.

(c)                                  Elective deferrals may not be taken into account for the purpose of satisfying the minimum allocation. However, Employer matching contributions may be taken into account for the purpose of satisfying the minimum allocation.

(d)                                 For purposes of the Plan, a non-Key Employee shall be any Employee or Beneficiary of such Employee, any former Employee, or Beneficiary of such former Employee, who is not or was not a Key Employee during the Plan Year ending on the determination date.

(e)                                  If no defined benefit plan has ever been part of a permissive or required aggregation group of plans of the Employer, the contributions and forfeitures under this step shall be offset by any allocation of contributions and forfeitures under any other defined contribution plan of the Employer with a Plan Year ending in the same calendar year as this Plan’s Valuation Date.

(f)                                   There shall be no duplication of the minimum benefits required under Section 416 of the Code. Benefits shall be provided under defined contribution plans before under defined benefit plans. If a defined benefit plan (active or terminated) is part of the permissive or required aggregation group of plans, the allocation method of subsection (a) above shall apply, except that “3%” shall be increased to “5%.”

13.4                        VESTING. The provisions contained in Section 6.1 relating to vesting shall continue to apply in any Plan Year in which the Plan is a Top-Heavy Plan, and apply to all benefits within the meaning of Section 411(a)(7) of the Code except those attributable to Employee contributions and elective deferrals under Section 4.1, including benefits accrued before the effective date of Section 416 and benefits accrued before the Plan became a Top-Heavy Plan.

Payment of a Participant’s vested Account balance under this Section shall be made in accordance with the provisions of Article Seven.

ARTICLE FOURTEEN—MISCELLANEOUS PROVISIONS

14.1                        PLAN DOES NOT AFFECT EMPLOYMENT. Neither the creation of this Plan, any amendment thereto, the creation of any fund nor the payment of benefits hereunder shall be construed as giving any legal or equitable right to any Employee or Participant against the Employer, its officers or Employees, or against the Trustee. All liabilities under this Plan shall be satisfied, if at all, only out of the Trust Fund held by the Trustee. Participation in the Plan shall not give any Participant any right to be retained in the employ of the Employer, and the Employer hereby expressly retains the right to hire and discharge any Employee at any time with or without cause, as if the Plan had not been adopted, and any such discharged Participant shall have only such rights or interests in the Trust Fund as may be specified herein.

14.2                        SUCCESSOR TO THE EMPLOYER. In the event of the merger, consolidation, reorganization or sale of assets of the Employer, under circumstances in which a successor person, firm, or corporation shall carry on all or a substantial part of the business of the Employer, and such successor shall employ a substantial number of Employees of the Employer and shall elect to carry on the provisions of the Plan, such successor shall be substituted for the Employer under the terms and provisions of the Plan upon the filing in writing with the Trustee of its election to do so.

14.3                        REPAYMENTS TO THE EMPLOYER. Notwithstanding any provisions of this Plan to the contrary:

(a)                                 Any monies or other Plan assets attributable to any contribution made to this Plan by the Employer because of a mistake of fact shall be returned to the Employer within one (1) year after the date of contribution.

(b)                                 Any monies or other Plan assets attributable to any contribution made to this Plan by the Employer shall be refunded to the Employer, to the extent such contribution is predicated on the deductibility thereof under the Code and the income tax deduction for such contribution is disallowed. Such amount shall be refunded within one (1) taxable year after the date of such disallowance or within one (1) year of the resolution of any judicial or administrative process with respect to the disallowance. All Employer contributions hereunder are expressly contributed based upon such contributions’ deductibility under the Code.

14.4                        BENEFITS NOT ASSIGNABLE. Except as provided in Section 414(p) of the Code with respect to “qualified domestic relations orders,” or except as provided in Section 401(a)(13)(C) of the Code with respect to certain judgments and settlements, the rights of any Participant or his Beneficiary to any benefit or payment hereunder shall not be subject to voluntary or involuntary alienation or assignment.

With respect to any “qualified domestic relations order” relating to the Plan, the Plan shall permit distribution to an alternate payee under such order at any time, irrespective of whether the Participant has attained his “earliest retirement age” (within the meaning of Section 414(p)(4)(B) of the Code) under the Plan. A distribution to an alternate payee prior to the Participant’s attainment of his earliest retirement age shall, however, be available only if the order specifies distribution at that time or permits an agreement between the Plan and the alternate payee to authorize an earlier distribution. Nothing in this paragraph shall, however, give a Participant a right to receive distribution at a time otherwise not permitted under the Plan nor does it permit the alternate payee to receive a form of payment not otherwise permitted under the Plan or under said Section 414(p) of the Code.

14.5                        MERGER OF PLANS. In the case of any merger or consolidation of this Plan with, or transfer of the assets or liabilities of the Plan to, any other plan, the terms of such merger, consolidation or transfer shall be such that each Participant would receive (in the event of termination of this Plan or its successor immediately thereafter) a benefit which is no less than what the Participant would have received in the event of termination of this Plan immediately before such merger, consolidation or transfer.

14.6                        INVESTMENT EXPERIENCE NOT A FORFEITURE. The decrease in value of any Account due to adverse investment experience shall not be considered an impermissible “forfeiture” of any vested balance.

14.7                        CONSTRUCTION. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural or vice versa.

14.8                        GOVERNING DOCUMENTS. A Participant’s rights shall be determined under the terms of the Plan as in effect at the Participant’s date of termination from employment, or, if later, and to the extent permitted by applicable law, as determined under the terms of the Plan.

14.9                        GOVERNING LAW. The provisions of this Plan shall be construed under the laws of the state of the situs of the Trust, except to the extent such laws are preempted by Federal law.

14.10                 HEADINGS. The Article headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of the Plan, the text shall control.

14.11                 COUNTERPARTS. This Plan may be executed in any number of counterparts, each of which shall be deemed an original; said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by any one counterpart.

14.12                 LOCATION OF PARTICIPANT OR BENEFICIARY UNKNOWN. In the event that all or any portion of the distribution payable to a Participant or to a Participant’s Beneficiary hereunder shall, at the expiration of five (5) years after it shall become payable, remain unpaid solely by reason of the inability of the Administrator to ascertain the whereabouts of such Participant or Beneficiary, after sending a registered letter, return receipt requested, to the last known address on record with the Plan, and after further diligent effort, the amount so distributable shall be forfeited and used to pay Plan administrative expenses and/or used to reduce future Employer contributions. In the event a Participant or Beneficiary is located subsequent to the forfeiture of his Account balance, such Account balance shall be restored.

14.13                 DISTRIBUTION TO MINOR OR LEGALLY INCAPACITATED. In the event any benefit is payable to a minor or to a person deemed to be incompetent or to a person otherwise under legal disability, or who is by sole reason of advanced age, illness, or other physical or mental incapacity incapable of handling the disposition of his property, the Administrator, may direct the Trustee to make payment of such benefit to the minor’s or legally incapacitated person’s court appointed guardian, person designated in a valid power of attorney, or any other person authorized under state law. The receipt of any such payment or distribution shall be a complete discharge of liability for Plan obligations.

ARTICLE FIFTEEN—MULTIPLE EMPLOYER PROVISIONS

15.1                        ADOPTION OF THE PLAN. With the consent of the board of directors of Owens-Illinois, Inc., this Plan may be adopted by any other corporation or entity that is not a member of the Employer’s “related group” (as defined in Section 2.4), which adopting employer shall be known as a “Participating Employer.” All assets may either be held within the Trust Fund, or each Participating Employer may maintain a separate trust fund attributable to its portion of Plan assets. Separate accounting shall be maintained for the Accounts of Employees of each adopting Participating Employer.

15.2                        SERVICE. For purposes of vesting, eligibility to participate in the Plan, and determining eligibility for allocation of Participating Employer contributions, an Employee shall be credited with all of his Hours of Service with any Participating Employer which has adopted the Plan after the effective date of that adoption. Pre-adoption service shall be credited in accordance with the rules in Article Two for such periods of time during which the Employer and Participating Employer were part of the same controlled group of corporations, trades or businesses under common control or affiliated service group. These rules may be modified by an instrument of adoption.

15.3                        PLAN CONTRIBUTIONS. All contributions made by a Participating Employer, as provided for in this Plan and unless modified by an instrument of adoption, shall be determined separately by each Participating Employer, and shall be paid to and held by the Trustee for the exclusive benefit of the Employees of such Participating Employer and the Beneficiaries of such Employees, subject to all the terms and conditions of this Plan. Any forfeiture by an Employee of a Participating Employer subject to allocation during each Plan Year shall be allocated only for the exclusive benefit of the Participants of such Participating Employer in accordance with the provisions of this Plan, unless modified by an instrument of adoption.

15.4                        TRANSFERRING EMPLOYEES. The Administrator shall adopt equitable procedures whereby contributions and forfeitures are equitably allocated in the case of Employees transferring from the employment of one Participating Employer to another Participating Employer. Similarly, rules shall be adopted whereby Account records may be transferred from the records of one Participating Employer to another Participating Employer.

15.5                        DELEGATION OF AUTHORITY. Each Participating Employer shall be deemed to have appointed Owens-Illinois, Inc. as its agent to act on its behalf in all matters relating to the administration, amendment, termination of the Plan and investment of the assets of the Plan.

15.6                        TERMINATION. Any termination of the Plan or discontinuance of contributions by any one Participating Employer shall operate with regard only to the Participants employed by that Participating Employer. All Employees affected thereby shall have a one hundred percent (100%) nonforfeitable interest in their Accounts.

In the event any Participating Employer terminates its participation in this Plan, or in the event that any such Participating Employer shall cease to exist through sale, reorganization or bankruptcy, the Trust fund shall be allocated by the Trustee, in accordance with the direction of the Administrator, into separate Trust funds. The amount to be allocated to the Trust of the terminating Participating Employer shall be equal to the value of the Account balances of its Participants as of the most recent date as of which Plan assets were valued under Article Five, unless a special valuation is agreed to by the Administrator and the terminating Participating Employer.

APPENDIX A

OWENS-ILLINOIS, INC.
STOCK PURCHASE AND SAVINGS PROGRAM

Effective January 1, 2014

LIST OF COVERED EMPLOYERS AND EMPLOYEES

Employer	Location	Group	Union	Local	Effective Date
Owens-Illinois, Inc.	All	Salary	N/A	N/A	July 1, 1969
Seagate, Inc.	All	All	N/A	N/A	October 25, 1979
Owens-Illinois General Inc.	All	Salary	N/A	N/A	January 1, 1987
Owens-Brockway Glass Container, Inc.	All	Salary	N/A	N/A	January 1, 1993